Exhibit 10.1
** Certain information identified by bracketed asterisks ([***]) has been excluded from this exhibit because such information is both not material and would likely cause competitive harm to the registrant if publicly disclosed. **

CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent,
THE LENDERS THAT ARE PARTIES HERETO,
as the Lenders,
CVR PARTNERS, LP,
EAST DUBUQUE NITROGEN FERTILIZERS, LLC,
CVR NITROGEN HOLDINGS, LLC,
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC,
CVR NITROGEN, LP,
as Borrowers,
and
the Guarantors party hereto

Dated as of September 30, 2021

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EXHIBITS AND SCHEDULES
Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-1    Form of Borrowing Base Certificate
Exhibit C-1    Form of Compliance Certificate
Exhibit J-1    Form of Joinder
Exhibit P-1    Form of Perfection Certificate
Schedule A-1    Agent Payment Account
Schedule A-2    Authorized Persons
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens
Schedule 2.12    SOFR Replacement
Schedule 3.1    Conditions Precedent
Schedule 3.6    Conditions Subsequent
Schedule 4.1(b)    Capitalization of Borrowers
Schedule 4.1(c)    Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)    Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)    Litigation
Schedule 4.11    Environmental Matters
Schedule 4.14    Permitted Indebtedness
Schedule 4.22    Location of Inventory
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 6.5    Nature of Business

[**Exhibit P-1 and the Schedules listed above, other than Schedule 2.12, have been omitted pursuant to Item 601(a)(5) of Regulation S-K.**]

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT, is entered into as of September 30, 2021 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), CVR PARTNERS, LP, a Delaware limited partnership (“Parent”), EAST DUBUQUE NITROGEN FERTILIZERS LLC, a Delaware limited liability company (“East Dubuque”), CVR NITROGEN HOLDINGS, LLC, a Delaware limited liability company (“CVR Nitrogen Holdings”), COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC, a Delaware limited liability company (“Coffeyville Resources”), CVR NITROGEN, LP, a Delaware limited partnership (“CVR Nitrogen”; together with Parent, East Dubuque, CVR Nitrogen Holdings, Coffeyville Resources and those additional entities that hereafter become parties hereto as Borrowers, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), and the Subsidiaries of Parent identified on the signature pages hereof as “Guarantors”, and those additional entities that hereafter become parties hereto as Guarantors (each, a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”).
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“2023 Note Documents” means, collectively, the following: (a) the 2023 Notes, (b) the 2023 Notes Indenture, and (c) all agreements, documents and instruments at any time executed and/or delivered in connection therewith.
“2023 Notes” means the 9.25% senior secured notes due 2023 issued pursuant to the 2023 Notes Indenture.
“2023 Notes Indebtedness” means any Indebtedness incurred under the 2023 Note Documents and Obligations (as such term is defined in the 2023 Notes Indenture).
“2023 Notes Indenture” means the Indenture dated as of June 10, 2016 by and among CVR Partners, certain subsidiaries and affiliates of CVR Partners party thereto, and the 2023 Notes Trustee (as in effect on the Closing Date and as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time, in each case in a manner that is not prohibited under the Intercreditor Agreement and this Agreement).
“2023 Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the 2023 Notes Indenture and the other 2023 Note Documents, or any successor trustee under the 2023 Note Documents.
“2028 Note Documents” means, collectively, the following: (a) the 2028 Notes, (b) the 2028 Notes Indenture, and (c) all agreements, documents and instruments at any time executed and/or delivered in connection therewith.

“2028 Notes” means the 6.125% senior secured notes due 2028 issued pursuant to the 2028 Notes Indenture.
“2028 Notes Indebtedness” means any Indebtedness incurred under the 2028 Note Documents and Obligations (as defined in the 2028 Notes Indenture).
“2028 Notes Indenture” means the Indenture dated as of June 23, 2021 by and among CVR Partners, certain subsidiaries and affiliates of CVR Partners party thereto, and the 2028 Notes Trustee (as in effect on the Closing Date and as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time, in each case in a manner that is not prohibited under the Intercreditor Agreement and this Agreement).
“2028 Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the 2028 Notes Indenture and the other 2028 Note Documents, or any successor trustee under the 2028 Note Documents.
“ABL Facility Secured Parties” means each member of the Lender Group and each of the Bank Product Providers.
“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Acceptable Appraisal” means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by Agent (a) from an appraisal company reasonably satisfactory to Agent, and (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent in its Permitted Discretion. The appraisal received by Agent prior to the Closing Date is an Acceptable Appraisal.
“Account” means an account (as that term is defined in the UCC).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Account Party” has the meaning set forth in Section 2.11(h) of this Agreement.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either (i) purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property or (ii) with the consent of Agent, any other Indebtedness, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

“Additional Documents” has the meaning set forth in Section 5.12 of this Agreement.
“Administrative Borrower” has the meaning set forth in Section 17.13 of this Agreement.
“Administrative Questionnaire” has the meaning set forth in Section 13.1(a) of this Agreement.
“Affected Lender” has the meaning set forth in Section 2.13(b) of this Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) if any Person owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning set forth in the preamble to this Agreement.
“Agent Payment Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).
“Agent’s Liens” means the Liens granted by each Loan Party to Agent under the Loan Documents and securing the Obligations.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Margin” means (a) as to Revolving Loans for which interest is calculated based on Daily Simple SOFR, the Applicable SOFR Rate Margin set forth below, and (b) as to Revolving Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin set forth below, in each case, determined for each calendar quarter based upon the Quarterly Average Excess Availability for the immediately preceding calendar quarter:

Tier	Quarterly Average Excess Availability	Applicable Base Rate Margin	Applicable SOFR Rate Margin
1	Greater than or equal to seventy-five percent (75%) of the Maximum Credit	0.615%	1.615%
2	Greater than of equal to fifty percent (50%) of the Maximum Credit but less than seventy-five percent (75%) of the Maximum Credit	0.865%	1.865%
3	Less than fifty percent (50%) of the Maximum Credit	1.115%	2.115%
provided, that, (i) the Applicable Margin shall be calculated and established once each calendar quarter and shall remain in effect until adjusted for the next calendar quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of each such calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, (iii) notwithstanding anything to the contrary contained herein, for the period from the Closing Date until the last day of the first full calendar quarter immediately following the Closing Date, the Applicable Margin shall be based on the applicable percentage set forth in Tier 1 and (iv) in the event that the Administrative Borrower fails to provide any Borrowing Base Certificate or other information required to be delivered with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate or other information was otherwise required, at Agent’s option after giving notice to the Administrative Borrower, the Applicable Margin shall be based on the highest rate above until the next Business Day after a Borrowing Base Certificate or such other information is provided for the applicable period at which time the Applicable Margin shall be adjusted as otherwise provided herein. In the event that at any time after the end of any calendar quarter the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was greater or lesser than the actual amount of the Quarterly Average Excess Availability for such period as a result of the inaccuracy of information provided by or on behalf of any Borrower to Agent for the calculation of Excess Availability or for any other reason, the Applicable Margin for such period shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to or credit by, as applicable, Agent. The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.
“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth below based on the Average Revolver Usage for the immediately preceding calendar quarter:

Tier	Average Revolver Usage	Applicable Unused Line Fee Percentage
1	Greater than or equal to fifty percent (50%) of the Maximum Credit	0.25%
2	Less than fifty percent (50%) of the Maximum Credit	0.50%

provided, that, (i) the Applicable Unused Line Fee Percentage shall be calculated and established once each calendar quarter and shall remain in effect until adjusted for the next calendar quarter, (ii) each adjustment of the Applicable Unused Line Fee Percentage shall be effective as of the first day of each such calendar quarter based on the Average Revolver Usage for the immediately preceding calendar quarter, (iii) notwithstanding anything to the contrary contained herein, for the period from the Closing Date until the last day of the first full calendar quarter immediately following the Closing Date, the Applicable Unused Line Fee Percentage shall be based on the applicable percentage set forth in Tier 2, and (iv) any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be based on the highest rate above.
“Application Event” means (a) the occurrence of a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) the occurrence and continuation of an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.
“Assignee” has the meaning set forth in Section 13.1(a) of this Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.
“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.
“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent in its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.
“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives an agreement (in form and substance reasonably satisfactory to Agent) from such Person on or prior to the date that is 10 days after the provision of such Bank Product to a Loan Party or its Subsidiaries (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Closing Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate in its Permitted Discretion to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the greatest of (a) the Federal Funds Rate plus one-half percent (½%), (b) Daily Simple SOFR, plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).
“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Margin” means the Applicable Base Rate Margin as set forth in the definition of the term Applicable Margin.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers) or such Person.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.
“Borrower Materials” has the meaning set forth in Section 17.9(c) of this Agreement.
“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Special Advance.
“Borrowing Base” means, as of any date of determination, the result of:
(a)eighty-five percent (85%) multiplied by the amount of Eligible Accounts (excluding any Eligible Investment Grade Accounts), plus
(b)ninety percent (90%) multiplied by the amount of Eligible Investment Grade Accounts, plus
(c)the lesser of: (i) seventy-five percent (75%) multiplied by the Value of Eligible Inventory at such time, and (ii) eighty-five percent (85%) of the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Eligible Inventory multiplied by the Value of such Eligible Inventory at such time, provided, that, the amount included in the Borrowing Base (A) based on the applicable percentage of the Value of Eligible Inventory consisting of Eligible Precious Metals Inventory and Eligible Spare Parts Inventory shall not exceed $10,000,000 in the aggregate at any time and (B) based on the applicable percentage of the Value of Eligible Inventory consisting of Eligible Domestic In-Transit Inventory shall not exceed $6,000,000 in the aggregate at any time, minus
(d)the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1 to this Agreement, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation, changes to the format thereof), as approved by Agent in Agent’s sole discretion.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Texas.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures to the extent they are made with the proceeds from the issuance of Equity Interests of the Parent after the Closing Date, (b) expenditures with proceeds of casualty insurance or condemnation awards in respect of lost, destroyed, damaged or condemned assets or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrowers and their Subsidiaries, (c) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, or the proceeds of a concurrent sale of used or surplus equipment, (d) expenditures made during such period to consummate one or more Permitted Acquisitions or the Transactions, (e) interest capitalized during such period, and (f) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of Consolidated EBITDA for such period.
“Carbon Capture Assets” means (a) the Syngas Stream and CO2 Stream, (b) the Selexol unit, purification equipment and any other assets now owned or hereafter acquired that are, in the good faith judgment of an authorized officer of Parent, necessary or desirable to permit Parent or any of its Subsidiaries or Affiliates to qualify for any CCUS Tax Credit, (c) any CCUS Tax Credit, Carbon Offset Credit, or assignable right to claim any CCUS Tax Credit or Carbon Offset Credit, (d) any sales or offtake agreement or similar contract relating to the sale of the Syngas Stream, CO2 Stream or any derivative thereof, or to the sale of any Carbon Offset Credit; and (e) any Equity Interests in any partnership, limited liability company, or corporation the sole assets of which initially consist of property described in clauses (a) through (d) of this definition.
“Carbon Offset Credit” means any credit, certificate, permit, reduction, offset or other measurable unit representing the right to emit a specific quantity of carbon dioxide or other greenhouse gases.
“Cash Dominion Event” means the occurrence of either of the following: (a) the occurrence and continuance of any Event of Default, or (b) Excess Availability is less than twelve and one-half percent (12.5%) of the Maximum Credit.
“Cash Dominion Period” means the period commencing after the occurrence of a Cash Dominion Event and continuing until the date when (a) no Event of Default exists, and (b) Excess Availability is greater than twelve and one-half percent (12.5%) of the Maximum Credit for thirty (30) consecutive calendar days (provided that such 30-day requirement shall not apply if any Loan Party receives proceeds from any offering of Indebtedness or equity permitted hereunder and such proceeds are in an amount sufficient to cause Excess Availability to be greater than twelve and one-half percent (12.5%) of the Maximum Credit).
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having at least investment grade ratings obtainable from either Standard & Poor’s Rating Group (including any successor to the rating agency business thereof, “S&P”) or Moody’s Investors Service, Inc. (including any successor to the rating agency business thereof, “Moody’s”), (c) commercial paper maturing no more than 360 days from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings S&P, Moody’s or

Fitch Ratings, Inc, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially at least 95% of the assets of which are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Obligations” means all Bank Product Obligations (other than Hedge Obligations).
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“CCUS Tax Credit” means the carbon oxide sequestration credit allowable for any taxable year pursuant to Section 45Q of the IRC or any successor or substitute statute, and any other U.S. federal or state tax credit attributable to the sequestration or utilization of the CO2 Stream.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the IRC.
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means that:
(a)any Person or “group” (as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than Permitted Holders), becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934) representing fifty percent (50%) or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,
(b)during any period of twelve (12) consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors,
(c)Parent fails to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party, or
(d)a “change of control” or equivalent event occurs under the 2023 Note Documents or the 2028 Note Documents.
“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under this Agreement.
“CO2 Stream” means the carbon dioxide removable by the Selexol unit from byproduct gas produced in connection with the business of the Parent and its Subsidiaries, together with the perpetual right to remove such carbon dioxide.
“Coffeyville Resources Product Supply Agreement” means the On-Site Product Supply Agreement, dated as of July 31, 2020, by and between Messer LLC and Coffeyville Resources.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted, or expressly purported to be granted, by such Person in favor of Agent or the Lenders under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Equipment, Inventory or books and records related to ABL Priority Collateral, in each case, in form and substance reasonably satisfactory to Agent.
“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) hereof or increased pursuant to Section 2.14 hereof.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Parent to Agent.

“Compliance Period” means at any time Excess Availability is less than twelve and one-half percent (12.5%) of the Maximum Credit, and shall continue for the period until Excess Availability has been greater than such amount for a period of at least thirty (30) consecutive days.
“Confidential Information” has the meaning set forth in Section 17.9(a) of this Agreement.
“Consolidated EBITDA” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined, in each case, on a consolidated basis in accordance with GAAP:
(a)the consolidated net income (or loss),
minus
(b)without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period:
(i)unusual or non-recurring gains, and
(ii)interest income,
plus
(c)without duplication, the sum of the following amounts for such period to the extent deducted in determining consolidated net income (or loss) for such period:
(i)non-cash unusual or non-recurring losses,
(ii)Interest Expense,
(iii)income taxes,
(iv)depreciation and amortization,
(v)the amount of all fees and expenses incurred by Parent and its Subsidiaries in connection with the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, all transactions entered into in connection with the foregoing and the payment of all costs and expenses in connection therewith,
(vi)any expenses or charges incurred by Parent and its Subsidiaries in connection with any acquisition (including a Permitted Acquisition) or disposition of assets outside the ordinary course of business, any issuance of Indebtedness or Equity Interests of Parent and its Subsidiaries or any refinancing or recapitalization transaction for such period (whether or not any such transaction is actually consummated),
(vii)the amount of all other non-cash charges or losses of Parent and its Subsidiaries determined on a consolidated basis for such period in an amount not to exceed 2.5% of the amount of Consolidated EBITDA in the aggregate during any fiscal year prior to the adjustment provided in this clause (vii) as determined in such period,

(viii)the amount of any integration costs or other business optimization expenses or costs incurred by Parent and its Subsidiaries for such period, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities,
(ix)any net after-tax loss from disposed or discontinued operations and any net after-tax losses on disposal of disposed or discontinued operations of Parent and its Subsidiaries for such period,
(x)Major Scheduled Turnaround Expenses for such fiscal period in an amount not to exceed $25,000,000 in the aggregate during any fiscal year,
(xi)any losses realized by Parent and its Subsidiaries in connection with any extinguishment of Indebtedness for such period, and
(xii)any losses incurred by the Company and its Subsidiaries attributable to minority equity interests in the Company or any of its Subsidiaries for such period, provided, that, that aggregate amount during any fiscal year in respect of clauses (c)(v) through (ix) and (c)(xi) through (xii) above shall not exceed 5% of the amount of Consolidated EBITDA.
For the purposes of calculating Consolidated EBITDA for any period of twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.
“Consolidated Total Assets” means the consolidated total assets of Parent and its Subsidiaries as set forth on the consolidated balance sheet of Parent as of the most recent period for which financial statements have been or were required to be delivered pursuant to Section 3.1 or Section 5.1.
“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the members of the Board of Directors on the Closing Date, and (c) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the members of the Board of Directors referred to in clauses (a) and (b) constituting at the time of such approval, appointment or nomination at least a majority of that Board of Directors.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Copyright Security Agreement” has the meaning set forth in the Guaranty and Security Agreement.

“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 17.15 of this Agreement.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the SOFR for the day (such day, a “SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided, that, if Daily Simple SOFR determined as provided above would be less than zero, then Daily Simple SOFR shall be deemed to be zero. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date of such status upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender, which shall be delivered promptly following such determination.
“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, Daily Simple SOFR, and (b) thereafter, the interest rate then applicable to Revolving Loans that are SOFR Rate Loans (inclusive of the SOFR Rate Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the UCC).
“Designated Account” means the Deposit Account of Coffeyville Resources identified on Schedule D-1 to this Agreement (or such other Deposit Account of a Loan Party located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).
“Designated Account Bank” has the meaning set forth in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of five percent (5%) (and, for the avoidance of doubt, no Dilution Reserve shall be imposed on the first 5% of Dilution of Eligible Accounts and, thereafter, no Dilution Reserve shall exceed 1% for each incremental whole percentage in Dilution of Eligible Accounts over 5%).
“Disposition” or “Dispose” means the conveyance, sale, lease, assignment, transfer or other disposition (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) of any property by any Person.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.
“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes, if it holds no material assets other than the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs or other Disregarded Domestic Persons.
“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.
“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)Accounts that the Account Debtor has failed to pay (i) in connection with Accounts with selling terms of less than 60 days, within 90 days of original invoice date or 60 days of due date and (b) in connection with Accounts with selling terms of between 60 days and 90 days, within 120 days of original invoice date or 30 days of due date,
(b)Accounts owed by an Account Debtor (or its Affiliates) where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c)Accounts with selling terms of more than 90 days,
(d)Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,
(e)Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.”, cash on delivery or other similar terms,
(f)Accounts that are not payable in Dollars,
(g)Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, Canada or the United Kingdom, or (ii) is not organized under the laws of the United States, Canada or the United Kingdom or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(h)Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority,
(i)Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,
(j)Accounts with respect to an Account Debtor whose Eligible Accounts owing to Borrowers exceed twenty percent (20%) (such percentage, as applied to a particular Account Debtor,

being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(k)Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(l)Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,
(m)Accounts that are not subject to a valid and perfected first priority Agent’s Lien,
(n)Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(o)Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(p)Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or (ii) that represent credit card sales, or
(q)Accounts owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion.
“Eligible Domestic In-Transit Inventory” means Inventory that would otherwise be Eligible Inventory (other than for its location) that has been shipped from a location of any Borrower and which is at all times located on a railcar that is owned or leased by a Borrower within the United States for receipt at a location of any customer of a Borrower within the United States, within thirty (30) days of shipment, but in any case, which has not yet been delivered to such customer, for which the purchase order is in the name of such customer, title to such Inventory has not yet passed to such customer and is still in such Borrower (and Agent has received such evidence of the foregoing as it has requested) and which is insured in accordance with the terms of this Agreement; provided, that, the aggregate amount of Inventory constituting Eligible Domestic In-Transit Inventory for purposes of the calculation of the Borrowing Base at any time will not exceed $6,000,000.
“Eligible Inventory” means Inventory of a Borrower that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible pursuant to one or more of the criteria set forth below; provided, that, such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)a Borrower does not have good, valid, and marketable title thereto,
(b)a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),
(c)it is not located at one of the locations in the continental United States set forth on Schedule 4.22 to this Agreement (as such Schedule 4.22 may be amended from time to time in accordance with Section 5.14) (or in-transit from one such location to another such location),
(d)it is stored at third-party locations holding less than $100,000 of the aggregate value of such Borrower’s Inventory,
(e)it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 4.22 to this Agreement to another location set forth on Schedule 4.22 to this Agreement (as such Schedule 4.22 may be amended from time to time in accordance with Section 5.14)) unless such Inventory is Eligible Domestic In-Transit Inventory,
(f)it is located on real property leased by a Borrower or in a contract warehouse or with a bailee, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) Agent has established a Landlord Reserve with respect to such location, unless such Inventory is Eligible Domestic In-Transit Inventory,
(g)it is the subject of a bill of lading or other document of title,
(h)it is not subject to a valid and perfected first priority Agent’s Lien,
(i)it consists of goods returned or rejected by a Borrower’s customers,
(j)it consists of goods that are obsolete, slow moving, spoiled or are otherwise past the stated expiration, “sell-by” or “use by” date applicable thereto, restrictive or custom items or otherwise is manufactured in accordance with customer-specific requirements, work-in-process, raw materials, or goods that constitute spare parts (other than Eligible Spare Parts Inventory), packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,”, Inventory acquired on consignment, or precious metals (other than Eligible Precious Metals Inventory),
(k)it is subject to third party intellectual property, licensing or other proprietary rights, unless Agent is reasonably satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or
(l)it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion.

“Eligible Investment Grade Accounts” means Eligible Accounts for which the Account Debtor is an Investment Grade Account Debtor.
“Eligible Precious Metals Inventory” means any Precious Metals Inventory that qualifies as Eligible Inventory.
“Eligible Spare Parts Inventory” means any Spare Parts Inventory that qualifies as Eligible Inventory.
“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, or rule of common law now or hereafter in effect and in each case as amended, or any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the protection of the environment, to employee health as such relates to exposure to, Hazardous Materials, or to any disposal, production, storage, handling, treatment, release or transport of Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the UCC).
“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).
“Erroneous Payment” has the meaning set forth in Section 17.16 of this Agreement.
“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 17.16 of this Agreement.
“Erroneous Payment Impacted Loans” has the meaning set forth in Section 17.16 of this Agreement.
“Erroneous Payment Return Deficiency” has the meaning set forth in Section 17.16 of this Agreement.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 8 of this Agreement.
“Excess Availability” means at any time, the amount equal to (a) the Loan Cap minus (b) the Revolver Usage.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Disregarded Domestic Persons, (d) any Foreign Subsidiary of a Loan Party that is a CFC, (e) any Domestic Subsidiary of a Loan Party that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC, or (f) any not-for-profit subsidiary or captive insurance subsidiary.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes” means (a) any Tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits Taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (b) Taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (c) any United States federal withholding Taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (i) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding Tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (ii) additional United States federal withholding Taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Credit Facility” means the credit facility pursuant to the ABL Credit Agreement dated as of September 30, 2016, by and among the Loan Parties party thereto, the lenders party thereto, and UBS, AG, Stamford Branch, as administrative agent.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Fee Letter” means that certain fee letter, dated as of even date with this Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
“Finance Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Finance Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period. For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Permitted Acquisition occurred on the first day of such Reference Period.
“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes required to be paid during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period. Notwithstanding anything to the contrary set forth above, any voluntary prepayments made by Borrowers which are permitted herein in respect of the 2023 Notes Indebtedness or the 2028 Notes Indebtedness shall not be included in the calculation of Fixed Charges.
“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning set forth in Section 2.12(a) of this Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means (a) each Person that is a "Guarantor" under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.
“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of their ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil or natural gas, (c) any explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” or “Hedging Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or its Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
“Icahn Related Parties” means (a) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (b) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (c) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (d) the estate of any member of the Family Group; (e) any trust created (in whole or in part) by any one or more members of the Family Group; (f) any individual or Entity who receives an interest in any estate or trust listed in clauses (d) or (e), to the extent of such interest; (g) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (h) any organization described in Section 501(c) of the IRC, over which any one or more members of the Family Group and the trusts and estates listed in clauses (d), (e) and (g) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the IRC); (i) any organization described in Section 501(c) of the IRC of which a member of the Family Group is an officer, director or trustee; or (j) any Entity, directly or indirectly (i) owned or Controlled by or (ii) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (a) through (i) above. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise and “Controlled” has a corresponding meaning. For the purposes of this definition, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.
“Immaterial Subsidiary” means each Subsidiary of a Borrower that is not a Material Subsidiary.
“Increase” has the meaning set forth in Section 2.14.
“Increase Joinder” has the meaning set forth in Section 2.14.
“Increased Reporting Event” means the occurrence of either of the following: (a) the occurrence and continuance of any Event of Default, or (b) Excess Availability is less than fifteen percent (15%) of the Maximum Credit.
“Increased Reporting Period” means the period commencing after the occurrence of an Increased Reporting Event and continuing until the date when (a) no Event of Default exists, and (b) Excess

Availability is greater than fifteen percent (15%) of the Maximum Credit for thirty (30) consecutive calendar days.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Finance Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables and accrued expenses arising in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, (f) any earn-out or similar obligations, (g) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (h) any Disqualified Equity Interests of such Person, and (i) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning set forth in Section 10.3 of this Agreement.
“Indemnified Person” has the meaning set forth in Section 10.3 of this Agreement.
“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intercompany Subordination Agreement” means an intercompany subordination agreement that is executed and delivered by each Loan Party and each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of September 30, 2016, among Agent, the 2023 Notes Trustee and the 2028 Notes Trustee, as acknowledged and agreed to by the Loan Parties, as the same now exists and as modified pursuant to the Joinder Agreement entered into as of the Closing Date and as the same may be further amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms thereof.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Inventory” means inventory (as that term is defined in the UCC).
“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible Inventory or the Maximum Credit, including based on the results of appraisals.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment, but net of proceeds or returns thereon.
“Investment Grade Account Debtor” means, at any time, an Account Debtor that at such time, in the case of S&P, has a corporate credit rating of BBB- or higher and, in the case of Moody’s, has a corporate credit rating of Baa3 or higher.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent (not to be unreasonably withheld, delayed or conditioned), agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.
“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.
“Landlord Reserve” means, as to each location at which a Borrower has Inventory or books and records in respect of ABL Priority Collateral located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to three (3) months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects in its Permitted Discretion, the number of months’ rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s reasonable fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s reasonable fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable documented out-of-pocket costs and expenses incurred in connection therewith, (e) reasonable charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7(c) of this Agreement, (h) Agent’s and Lenders’ reasonable, documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses, but limited, in the case of counsel, to reasonable and documented out-of-pocket fees and expenses of one counsel to the Lender Group, and, in the case of an enforcement action against Collateral, any other jurisdiction of a Loan Party or where its Collateral is located, but subject to clause (j) below)) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (i) Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees, but limited, in the case of counsel, to reasonable and documented out-of-pocket attorneys’ fees limited to a single counsel in the United States and a single counsel in any other applicable jurisdiction of a Loan Party or where its Collateral is located) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, provided, that, (i) the reasonable, documented out-of-pocket fees and expenses of counsel that shall constitute Lender Group Expenses for purposes of this clause (j) shall in any event be limited to (A) one outside primary counsel to Agent and Lenders, (B) any special or local legal counsel (limited to one local counsel in each relevant jurisdiction) as shall be reasonably determined to be necessary by Agent, (C) one specialty counsel in each reasonably necessary specialty areas, (D) one or more additional counsel if one or more conflicts of interest arise, and (E) one additional counsel for the Lender Group.
“Lender Group Representatives” has the meaning set forth in Section 17.9 of this Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a letter of credit (as that term is defined in the UCC) issued by Issuing Bank.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to one hundred and two percent (102%) of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to one hundred and two percent (102%) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.
“Letter of Credit Fee” has the meaning set forth in Section 2.6(b) of this Agreement.
“Letter of Credit Indemnified Costs” has the meaning set forth in Section 2.11(f) of this Agreement.
“Letter of Credit Related Person” has the meaning set forth in Section 2.11(f) of this Agreement.
“Letter of Credit Sublimit” means $10,000,000.
“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Finance Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Loan Cap” means, as of any date of determination, the lesser of (a) the Maximum Credit, and (b) the Borrowing Base as of such date of determination.
“Loan” means any Revolving Loan, Swing Loan, or Special Advance made (or to be made) hereunder.
“Loan Account” has the meaning set forth in Section 2.9 of this Agreement.
“Loan Documents” or “Credit Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Issuer Documents, the Letters of Credit, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).
“Loan Party” means any Borrower or any Guarantor.
“Major Scheduled Turnaround” shall mean with respect to the fertilizer plant of any Loan Party or their Subsidiaries, a scheduled shutdown of fertilizer processing units primarily for purposes of conducting maintenance of at least ten (10) consecutive days, which shutdown shall occur no more than four times with respect to each such facility prior to September 30, 2024, and one additional shutdown for each additional year for which the Maturity Date of any Commitments is extended pursuant to Section 2.16.
“Major Scheduled Turnaround Expenses” shall mean expenses which have been incurred by the Loan Parties and/or their Subsidiaries to complete a Major Scheduled Turnaround but only to the extent such amounts are included in determining consolidated net income for the respective period.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ and their Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.
“Material Contract” means, with respect to any Person, all contracts or agreements of such Person for which breach, nonperformance, cancellation, termination or failure to renew thereof could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means the earliest of (a) September 30, 2024, (b) 90 days prior to the maturity date of the 2023 Notes, unless such notes are fully and finally redeemed and terminated pursuant to their terms and to the extent permitted hereunder, and (c) 90 days prior to the maturity date of the 2028 Notes.
“Maximum Credit” means $35,000,000, decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of this Agreement and increased by the amount of any Increase made in accordance with Section 2.14 of this Agreement.
“Material Subsidiary” means (a) each Borrower, and (b) each Subsidiary of a Loan Party that (i) owns at least 2.50% of the Consolidated Total Assets of the Loan Parties and their Subsidiaries, (ii) generates at least 2.50% of the consolidated revenues of the Loan Parties and their Subsidiaries, (iii) is the owner of Equity Interests of any Subsidiary of a Loan Party that otherwise constitutes a Material Subsidiary, or (iv) any group comprising Subsidiaries of a Loan Party that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or Consolidated Total Assets in excess of 5% of the consolidated revenues or Consolidated Total Assets, as applicable, of the Loan Parties and their Subsidiaries.
“Moody’s” has the meaning set forth in the definition of Cash Equivalents.
“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.
“Net Cash Proceeds” means with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable (or reasonably estimated to be payable) to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 90 days after, the date of such sale or other disposition.
“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent Acceptable Appraisal of Inventory.

“Non-Consenting Lender” has the meaning set forth in Section 14.2(a) of this Agreement.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Notes Obligations Payment Date” means the date that all 2023 Notes Indebtedness and 2028 Notes Indebtedness have been paid in full in cash, and the 2023 Note Documents and the 2028 Note Documents have been terminated, in each case pursuant to their terms.
“Notes Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.
“Obligations” means (a) all loans (including the Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any such fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party, in each case, arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided, that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning set forth in Section 13.1(e) of this Agreement.
“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.
“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 13.1(e) of this Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of this Agreement.
“Patriot Act” has the meaning set forth in Section 4.13 of this Agreement.
“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:
(a)as of the date of any such transaction or payment, and after giving effect thereto, no Specified Event of Default shall exist;
(b)either:
(i)as of the date of any such transaction or payment, and after giving effect thereto, the Excess Availability (A) at all times during the immediately preceding thirty (30) consecutive day period shall have been not less than twenty percent (20%) of the Maximum Credit on a pro forma basis (as if such transaction or payment is on the first day of such period) and (B) on the date of such transaction or payment, and after giving effect thereto, shall be not less than such amount; or
(ii)as of the date of any such transaction or payment, and immediately after giving effect thereto, both (A) on a pro forma basis, the Fixed Charge Coverage Ratio for the immediately preceding twelve (12) consecutive fiscal months ending on the last day of the applicable fiscal period prior to the date of such payment or transaction for which Agent has received financial statements shall be at least 1.00 to 1.00, and (B) the Excess Availability (1) at all times during the immediately preceding thirty (30) consecutive day period shall have been not less than fifteen percent (15%) of the Maximum Credit on a pro forma basis (as if such transaction or payment is on the first day of such period) and (2) on the date of such transaction or payment, and immediately after giving effect thereto, shall be not less than such amount,
(c)Agent shall have received not less than five (5) Business Days’ prior written notice of the proposed payment or transaction (or such shorter period as determined by Agent) and such information with respect thereto as Agent may reasonably request, including (i) the proposed date and amount of the payment and (ii) a description of the transaction or event giving rise to such payment and the proposed date of the consummation of such payment or transaction; and
(d)Agent shall have received a certificate of an Authorized Officer of Administrative Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.
“Payment Recipient” has the meaning set forth in Section 17.16 of this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.
“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.

“Permitted Acquisition” means any Acquisition so long as:
(a)no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the target as required by the governing documents of such target,
(b)no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens,
(c)with respect to any Acquisition the consideration for which is equal to or greater than $25,000,000, Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent) created by adding the historical combined financial statements of Parent and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, the Loan Parties and their Subsidiaries (i) would have been in compliance with the financial covenant(s) in Section 7 of this Agreement for the fiscal month ended immediately prior to the proposed date of consummation of such proposed Acquisition regardless of whether such financial covenant(s) are required to be tested for such fiscal month, and (ii) are projected to be in compliance with the financial covenant(s) in Section 7 of this Agreement for each of the twelve fiscal months in the period ended one year after the proposed date of consummation of such proposed Acquisition assuming that such financial covenant(s) will be required to be tested in each such fiscal month,
(d)with respect to any Acquisition the consideration for which is equal to or greater than $10,000,000, Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a quarter by quarter basis),
(e)the assets being acquired or the Person whose Equity Interests are being acquired did not have greater than negative $15,000,000 Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,
(f)Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(g)the material lines of business of the Person to be (or the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets)), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto,
(h)the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada or the United Kingdom or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada,
(i)the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed the aggregate of the greater of (i) $50,000,000 and (ii) 5.0% of Consolidated Total Assets; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $50,000,000 in the aggregate, and
(j)as of the date of such Acquisition, and after giving effect thereto, each of the Payment Conditions is satisfied.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means:
(a)Dispositions of Equipment that is worn, damaged, or obsolete or no longer used or useful in the ordinary course of business,
(b)sales of Inventory to buyers in the ordinary course of business,
(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,
(d)the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)the granting of Permitted Liens,
(f)the Disposition, sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)any involuntary loss, damage or destruction of property,
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business,

(j)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) (i) of Parent or Subsidiaries that are not Loan Parties or (ii) by Loan Parties to one or more other Loan Parties,
(k)(i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,
(l)the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,
(m)the making of Permitted Investments and transactions permitted by Section 6.3,
(n)transfers of assets (i) from any Loan Party or any of its Subsidiaries (other than any Borrower) to a Loan Party, and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party,
(o)Dispositions of assets to the extent that the proceeds of any such sale or disposition consisting of Notes Priority Collateral are (i) prior to the Notes Obligations Payment Date, used to prepay first 2023 Notes Indebtedness and 2028 Notes Indebtedness until each is paid in full, and (ii) after the Notes Obligation Payment Date, used within 180 days after such sale or disposition, applied to the purchase price of such replacement property or to otherwise acquire assets or make capital expenditures, in each case, that are used or useful in the business of the Loan Parties and their subsidiaries,
(p)Dispositions of assets acquired by the Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, and (ii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,
(q)Dispositions of assets (other than ABL Priority Collateral) so long as (i) the Payment Conditions are satisfied at the time of entry into the definitive agreement for such Disposition (after giving pro forma effect to such Disposition as if effected immediately prior to such time) and (ii) such Disposition is made at fair market value, and
(r)Dispositions of assets (other than ABL Priority Collateral) not otherwise permitted by this definition, so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) such sale of disposition is made at fair market value and the aggregate fair market value of all such assets disposed of in a fiscal year (including the proposed disposition) would not exceed the greater of (A) $30,000,000 and (B) 3.5% of Consolidated Total Assets.
“Permitted Holders” means (a) Icahn Enterprises L.P., the Icahn Related Parties and/or one or more of their respective Affiliates and (b) CVR Energy, Inc. and CVR Services, LLC.
“Permitted Indebtedness” means:

(a)Indebtedness in respect of the Obligations,
(b)Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d)Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,
(e)Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, customs bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries otherwise permitted hereunder,
(f)unsecured Indebtedness (and any Refinancing Indebtedness in respect of such Indebtedness) of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 3 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 3 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 3 months after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and is otherwise on terms and conditions (including economic terms and absence of covenants) reasonably satisfactory to Agent,
(g)Acquired Indebtedness; provided, that, as of the date thereof and immediately after giving effect thereto, each of the Payment Conditions is satisfied and otherwise in an amount not to exceed $10,000,000 outstanding at any one time,
(h)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(i)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Subsidiary’s operations and not for speculative purposes,

(k)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,
(l)unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,
(m)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(n)Indebtedness comprising Permitted Investments and Permitted Intercompany Advances,
(o)unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(p)unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Agent,
(q)accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(r)Subordinated Indebtedness, the aggregate outstanding amount of which does not exceed $5,000,000,
(s)2023 Notes Indebtedness and guarantees thereof and any Refinancing Indebtedness in respect of such Indebtedness; provided, that, (i) the aggregate principal amount of such Indebtedness outstanding at any time shall not to exceed $95,000,000 and (ii) such Indebtedness is at all times subject to the terms of the Intercreditor Agreement;
(t)2028 Notes Indebtedness and guarantees thereof and any Refinancing Indebtedness in respect of such Indebtedness; provided, that, (i) the aggregate principal amount of such Indebtedness outstanding at any time shall not to exceed $550,000,000 and (ii) such Indebtedness is at all times subject to the terms of the Intercreditor Agreement;
(u)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(v) Indebtedness of Parent or any Subsidiary of Parent consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business and on a basis consistent with past practice; and
(w)any other Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed at any one time the greater of (i) $20,000,000 and (ii) 2.5% of Consolidated Total Assets.
Notwithstanding anything to the contrary set forth above, in no event shall any Loan Party incur any Indebtedness (other than the Obligations) that can be designated by the Loan Parties as an “ABL Facility” pursuant to clause (b) of the definition of “ABL Facility” set forth in the Intercreditor Agreement, and no Loan Party shall make any such designation.
“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party, provided, that, with respect to clause (d), as of the date of such loan and after giving effect thereto, each of the Payment Conditions is satisfied.
“Permitted Investments” means:
(a)Investments in cash and Cash Equivalents,
(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)advances made in connection with purchases of goods or services in the ordinary course of business,
(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e)Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement,
(f)guarantees permitted under the definition of Permitted Indebtedness,
(g)Permitted Intercompany Advances,
(h)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)(i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $5,000,000 at any one time,
(k)Permitted Acquisitions,
(l)(i) Investments of any Loan Party in any other Loan Party, (ii) Investments of Subsidiaries that are not Loan Parties in any other Subsidiaries that are not Loan Parties, and (iii) so long as, as of the date of such Investment and immediately after giving effect thereto, no Default or Event of Default shall exist, Investments with cash or Cash Equivalents of any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not to exceed $10,000,000 during the effectiveness of this Agreement,
(m)Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,
(n)equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(o)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(p)so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments with cash or Cash Equivalents in an aggregate amount not to exceed $10,000,000 during the term of this Agreement,
(q)Investments consisting of non-cash consideration received in connection with Permitted Dispositions,
(r)Investments consisting of Carbon Capture Assets contributed to a joint venture for the purpose of permitting Parent or any of its Subsidiaries or Affiliates to qualify for any CCUS Tax Credit; provided, that, the aggregate book value of all such Carbon Capture Assets (measured on the date each such Investment is made and without giving effect to the subsequent changes in value) that have been contributed in connection with any such Investment since the Closing Date shall not exceed the greater of (i) $100,000,000 and (ii) 10% of Consolidated Total Assets, and
(s)other Investments with cash or Cash Equivalents; provided, that, (i) as of the date thereof and after immediately giving effect thereto, each of the Payment Conditions is satisfied and (ii) the aggregate amount of such Investments in any fiscal year shall not exceed the greater of (A) $10,000,000 and (B) 1% of Consolidated Total Assets.
“Permitted Liens” means:
(a)Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) are the subject of Permitted Protests,
(c)judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,
(d)Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, (i) the property covered thereby is not changed other than the addition of proceeds, products, accessions and improvements to such property which are directly related to such property and which are on customary terms, and (ii) such Liens shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e)the interests of lessors under operating leases (and Liens arising from precautionary UCC financing statement filings in respect thereof) and non-exclusive licensors under license agreements,
(f)purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the accessions and proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(g)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation, laws related to social security or other unemployment insurance,
(i)Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j)Liens on amounts deposited to secure any Borrower’s and its Subsidiaries’ reimbursement obligations in connection with the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety bonds, construction bonds and performance bonds obtained in the ordinary course of business,
(k)“protective” Liens granted in connection with Dispositions permitted hereunder that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, which Liens are intended to protect such counterparty in the event that such transaction is re-characterized as a secured financing and attach only to the assets that are subject of such transaction; provided, that, (A) no assets encumbered by such Liens are commingled with any Eligible Accounts or Eligible Inventory, (B) no proceeds of sales of such assets are comingled with proceeds of sales of Eligible Accounts or Eligible Inventory, and (C) no assets encumbered by such Liens constitute Eligible Accounts or Eligible Inventory

(l)with respect to any Real Property, easements, rights of way, zoning, encroachment, protrusions and similar restrictions or title exceptions or defects that do not materially interfere with or impair the ordinary conduct of the business of the applicable Person, and exceptions to title as are set forth in any title policy that insures the Lien on the 2023 Notes Indebtedness or the 2028 Notes Indebtedness,
(m)any customary encumbrance or restriction (including customary put and call arrangements) with respect to, and affecting only, Equity Interests of any joint venture (other than in respect of the Equity Interests of a Loan Party),
(n)non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(o)Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness and accessions and proceeds directly related to such assets,
(p)rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
(q)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(r)Liens (i) on property (other than ABL Priority Collateral) arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements, (ii) on property (other than ABL Priority Collateral) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (iii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(s)Liens on equipment arising pursuant to the Coffeyville Resources Product Supply Agreement and as to which the aggregate amount of the obligations secured thereby does not exceed $15,000,000,
(t)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(u)Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(v)Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness,

(w)Liens granted to secure the 2023 Note Indebtedness permitted under clause (s) of the definition of Permitted Indebtedness, or any Refinancing Indebtedness in respect thereof; provided, that, such Liens on any assets other than the Notes Priority Collateral shall be subject and subordinate to the Liens of Agent pursuant to the Intercreditor Agreement and such Liens shall otherwise be subject to the terms of the Intercreditor Agreement,
(x)Liens granted to secure the 2028 Note Indebtedness permitted under clause (t) of the definition of Permitted Indebtedness, or any Refinancing Indebtedness in respect thereof; provided, that, such Liens on any assets other than the Notes Priority Collateral shall be subject and subordinate to the Liens of Agent pursuant to the Intercreditor Agreement and such Liens shall otherwise be subject to the terms of the Intercreditor Agreement, and
(y)other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $10,000,000.
“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes, or other payment obligations; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) either (i) Agent is satisfied in its Permitted Discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens, (ii) such Lien is bonded in a manner satisfactory to Agent in its Permitted Discretion or (iii) Agent has established a Reserve equal to the amount secured by such Lien.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Finance Lease Obligations and excluding Indebtedness incurred pursuant to the Coffeyville Resources Product Supply Agreement), incurred after the Closing Date and at the time of, or within 90 days after, the acquisition of any assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of the greater of (a) $25,000,000 and (b) 2.0% of Consolidated Total Assets.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Platform” has the meaning set forth in Section 17.9(c) of this Agreement.
“Post-Increase Revolver Lenders” has the meaning set forth in Section 2.14 of this Agreement.
“Pre-Increase Revolver Lenders” has the meaning set forth in Section 2.14 of this Agreement.
“Precious Metals Inventory” means platinum, rhodium, palladium and any other precious metal approved by the Agent in its Permitted Discretion, in each case to the extent owned by a Borrower to facilitate production of Inventory (but excluding any such precious metals then being used in production of Inventory).

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.
“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with reasonable supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a)with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and
(c)with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.
“Protective Advances” has the meaning set forth in Section 2.3(d)(i) of this Agreement.
“Public Lender” has the meaning set forth in Section 17.9(c) of this Agreement.
“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 17.15 of this Agreement.
“Qualified Equity Interests” means and refers to any Equity Interests that is not a Disqualified Equity Interest.
“Qualified Preferred Stock” shall mean any Preferred Equity of any Loan Party that is not a Disqualified Equity Interest.
“Quarterly Average Excess Availability” means, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding calendar quarter, commencing on the first day of such calendar quarter.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.
“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to the Eligible Accounts or the Maximum Credit.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Reference Period” has the meaning set forth in the definition of Consolidated EBITDA.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,
(d)if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and
(e)if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender

Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
“Register” has the meaning set forth in Section 13.1(h) of this Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of this Agreement.
“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other remedial or corrective actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning set forth in Section 2.13(b) of this Agreement.
“Report” has the meaning set forth in Section 15.16 of this Agreement.
“Required Lenders” means, at any time, Lenders having or holding more than fifty percent (50%) of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).
“Reserves” means, as of any date of determination, Inventory Reserves, Receivables Reserves, Dilution Reserve, Bank Product Reserves and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would be pari passu or have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, excluding amounts owing with respect to any 2023 Notes Indebtedness or 2028 Notes Indebtedness so long as such Indebtedness are subject to the Intercreditor Agreement) with respect to the Borrowing Base or the Maximum Credit.
“Restricted Payment” means (a) any payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by

Parent or any of its Subsidiaries, or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Parent) of any Equity Interests issued by Parent or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
“Revolving Loans” has the meaning set forth in Section 2.1(a) of this Agreement.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries.
“S&P” has the meaning set forth in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the UCC).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement” has the meaning set forth in Section 2.3(e)(i) of this Agreement.
“Settlement Date” has the meaning set forth in Section 2.3(e)(i) of this Agreement.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Loans” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Daily Simple SOFR.
“SOFR Rate Margin” means the Applicable SOFR Rate Margin as set forth in the definition of the term Applicable Margin.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spare Parts Inventory” means spare parts capable of being used and affixed to, but not yet being use or affixed to, production machinery employed by any Borrower to create Inventory in the ordinary course of business. Spare Parts Inventory shall not include catalysts, refractory, production chemicals or emissions credits.
“Special Advances” has the meaning set forth in Section 2.3(d)(iii) of this Agreement.
“Specified Event of Default” means any of the following: (a) an Event of Default under Section 8.1 of this Agreement, (b) an Event of Default under Section 8.2(a) of this Agreement as a result of (i) the failure to deliver any financial statements or any Compliance Certificate as required by Section 5.1 of this Agreement, (ii) the failure to deliver any Borrowing Base Certificate as required by Section 5.2 of this Agreement, or (iii) the failure to comply with Section 7(k) of the Guaranty and Security Agreement, (c) an Event of Default under Sections 8.4 and 8.5 of this Agreement, or (d) an Event of Default under Section 8.7 of this Agreement as a result of any representation or warranty with respect to the Borrowing Base.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Subject Holder” has the meaning set forth in Section 2.4(e)(v) of this Agreement.
“Subordinated Indebtedness” means any Indebtedness of any Loan Party or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement in form and substance satisfactory to Agent or contains terms and conditions of subordination that are acceptable to Agent.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity. Notwithstanding the foregoing (except for the purposes of Sections 4.1(c), 4.7, 4.10, 4.11, 4.15, 4.18, 5.5, 5.8, 5.9, 5.16, 5.17, 8.13 and 10.3(c), Schedule 5.1, clauses (a) through (e) of Schedule 5.2, and the definition of Unrestricted Subsidiary contained herein), no Unrestricted Subsidiary shall be deemed to be a Subsidiary of any Loan Party or any of their other Subsidiaries for the purposes of this Agreement and the other Loan Documents.
“Supermajority Lenders” means, at any time, Lenders having or holding more than sixty-six and two thirds percent (66-2/3%) of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lender), “Supermajority Lenders” must include at least two Lenders (who are not Affiliates of one another).
“Supported QFC” has the meaning set forth in Section 17.15 of this Agreement.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent (not to be unreasonably withheld, delayed or conditioned) agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.
“Swing Loan” has the meaning set forth in Section 2.3(b) of this Agreement.
“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.
“Syngas Stream” means the gas that is produced in the gasifier and delivered to the Selexol unit for treatment and purification of the CO2 Stream.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
“Tax Lender” has the meaning set forth in Section 14.2(a) of this Agreement.
“UCC” means the Texas Uniform Commercial Code, as in effect from time to time.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.
“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.
“United States” means the United States of America.
“Unrestricted Subsidiary” means any Subsidiary of a Loan Party that is not a Borrower and is designated by Administrative Borrower after the Closing Date as an Unrestricted Subsidiary hereunder by written notice to the Agent; provided, that, Administrative Borrower shall only be permitted to so designate such Subsidiary as an Unrestricted Subsidiary so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such reference period), the Payment Conditions shall have been satisfied, (c) the fair market value of Investments in such Subsidiary will constitute Permitted Investments at the time of its designation as an Unrestricted Subsidiary, (d) no Loan Party shall have any liability for any Indebtedness or other obligations of any Unrestricted Subsidiary except to the extent permitted as to any unaffiliated Person under the terms of this Agreement, (e) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any applicable Indebtedness permitted to be incurred hereby and shall not be designated a Loan Party or “restricted subsidiary” for purposes of any other Indebtedness, and (f) Agent shall have received an officer’s certificate executed by a senior financial officer of Administrative Borrower, certifying compliance with the requirements of preceding clauses (a) through (e).
“Unused Line Fee” has the meaning set forth in Section 2.10(b) of this Agreement.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 17.15 of this Agreement.
“Voidable Transfer” has the meaning set forth in Section 17.8 of this Agreement.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrowers or their Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute a Finance Lease under this Agreement or any other Loan Document as a result of such changes in GAAP unless otherwise agreed to in writing by Administrative Borrower and Agent. Whenever the term “Parent” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.
1.4Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses as and to the extent required to be paid by the Borrowers under this Agreement), such cash collateral to be in such amount as Agent reasonably determines in its Permitted Discretion is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Houston, Texas on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.7Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
2.LOANS AND TERMS OF PAYMENT.
2.1Revolving Loans.
(a)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)such Lender’s Commitment, or
(ii)such Lender’s Pro Rata Share of an amount equal to the lesser of:
(A)the amount equal to (1) the Maximum Credit, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and
(B)the amount equal to (1) the Borrowing Base as of such date less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.
(b)Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.
(c)Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves and against the Borrowing Base or the Maximum Credit. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts, and Eligible Inventory shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria. Upon establishment or increase in Reserves and at Administrative Borrower’s request, Agent agrees to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Agent to establish or change such Receivable Reserve, Inventory Reserve, Bank Product Reserve, Priority Payables Reserve or other Reserves, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Receivable Reserve, Inventory Reserve, Bank Product Reserve or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers, in which case Agent shall promptly release or reduce such Reserve. Agent will provide notice to Administrative Borrower three (3) Business Days’ prior to the establishment of any new categories of Reserves after the date hereof or any change in the methodology for the calculation of an existing Reserve after the date hereof, provided that such prior notice shall not be required, (i) at any time there is an Event of Default or, if in the good faith determination of Agent, it is necessary to act sooner to preserve or protect the Collateral or its value or the rights of Agent therein or to otherwise address any event, condition or circumstance that, in the good faith judgment of the Agent, is reasonably likely to cause a diminution in the value of the Collateral or to threaten the ability to realize upon any portion of the Collateral or (ii) if after giving effect to any such new category of reserves or change in methodology there would be an Overadvance, but Agent will provide such notice as soon as practicable upon the establishment of any such Reserve.
2.2Reserved.
2.3Borrowing Procedures and Settlements.
(a)Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 1:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Revolving Loan; provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.
(b)Making of Swing Loans. In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $3,500,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would cause the Revolver Usage to exceed the Loan Cap on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans.
(c)Making of Revolving Loans.
(i)In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is at least one Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent Payment Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would cause the Revolver Usage to exceed the Loan Cap on such Funding Date.
(ii)Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent Payment Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)Protective Advances and Optional Overadvances.
(i)Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).
(ii)Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than ten percent (10%) of the Maximum Credit, and (B) subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Credit. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(1).
(iii)Each Protective Advance and each Overadvance (each, a “Special Advance”) shall be deemed to be a Revolving Loan hereunder. Prior to Settlement of any Special Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Special Advance. The Special Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are SOFR Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(iv)Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Special Advance may be made by Agent if such Special Advance would cause the aggregate Revolver Usage to exceed the Maximum Credit or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Commitments; provided, that Agent may make Special Advances in excess of the foregoing limitations so long as such Special Advances that cause the aggregate Revolver Usage to exceed the Maximum Credit or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Commitments are for Agent’s sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Agent for such Special Advances that cause the aggregate Revolver Usage to exceed the Maximum Credit or a Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Commitments as provided in Section 2.3(e).

(e)Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Special Advances) shall take place on a periodic basis in accordance with the following provisions:
(i)Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (A) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Special Advances, and (C) with respect to any Loan Party’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Special Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (1) if the amount of the Revolving Loans (including Swing Loans and Special Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Special Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Special Advances), and (2) if the amount of the Revolving Loans (including Swing Loans and Special Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Special Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent Payment Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Special Advances). Such amounts made available to Agent under clause (2) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Special Advances and, together with the portion of such Swing Loans or Special Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Special Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Special Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)Between Settlement Dates, Agent, to the extent Special Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Special Advances or Swing Loans.

Between Settlement Dates, Agent, to the extent no Special Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Special Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Special Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Special Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)Defaulting Lenders.
(i)Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Special Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent or Administrative Borrower, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of Agent or any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Borrowers, at their option, upon written notice to Agent, shall be entitled to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender (if other than an Eligible Transferee) to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable hereunder in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following written notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Swing Loan Exposure or Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank or Swing Lender;
(C)if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b), with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;
(E)to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;
(F)so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and
(G)Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(h)Independent Obligations. All Revolving Loans (other than Swing Loans and Special Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4Payments; Reductions of Commitments; Prepayments.
(a)Payments by Borrowers.
(i)Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent Payment Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:00 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent Payment Account prior to 3:00 p.m. on such Business Day. Any payment received by Agent in immediately available funds in Agent Payment Account later than 3:00 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)Apportionment and Application.
(i)So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.
(ii)Subject to Section 2.4(b)(v) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Special Advances that are held solely by Agent pursuant to the terms of Section 2.4(d)(iv), until paid in full,

(B)second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,
(C)third, to pay interest due in respect of all Protective Advances, until paid in full,
(D)fourth, to pay the principal of all Protective Advances, until paid in full,
(E)fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,
(G)seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,
(H)eighth, to pay the principal of all Swing Loans, until paid in full,
(I)ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,
(J)tenth, ratably
(a)ratably, to pay the principal of all Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,
(b)to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to one hundred two percent (102%) of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),
(c)ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (3) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,
(K)eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),
(L)twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iv)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(i)In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(ii)For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(iii)In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)Reduction of Commitments. The Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Commitments, without premium or penalty, to an amount not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Commitments are being reduced to zero and the amount of the Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than three (3) Business Days prior written notice to Agent, and shall be irrevocable; provided, that, (x) a notice of reduction of the Commitments pursuant to this Section 2.4(c) may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked or modified by Administrative Borrower (by notice to Agent on or prior to the specified date of reduction) if such condition is not satisfied (in which case, a new notice shall be required to be sent in connection with any subsequent reduction), and (y) the Administrative Borrower may extend the date of reduction at any time with the consent of Agent (which consent shall not be unreasonably withheld, delayed or conditioned). Subject to Section 2.14, the Commitments, once reduced, may not be increased. Each such reduction of the Commitments shall reduce the Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.
(d)Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.
(e)Mandatory Prepayments.
(i)Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Loan Cap, then Borrowers shall promptly, but in any event, within one Business Day, prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.
(ii)Dispositions. In the event a Cash Dominion Event exists, within three Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition of ABL Priority Collateral of any Loan Party (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, but excluding Net Cash Proceeds from sales or dispositions of ABL Priority Collateral which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j), (k), (l), (m), (n), (o), (q) or (r) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions of ABL Priority Collateral.
(iii)Extraordinary Receipts. In the event a Cash Dominion Event exists, within ten (10) Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, to the extent such Net Cash Proceeds are not required to be, or are not, paid to the 2023 Notes Trustee under the terms of the 2023 Notes Documents (as in effect on the date hereof) or to the 2028 Notes Trustee under the terms of the 2028 Notes Documents (as in effect on the date hereof), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv)Indebtedness. In the event a Cash Dominion Event exists, within ten (10) Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), to the extent such Net Cash Proceeds are not required to be, or are not, paid to the 2023 Notes Trustee under the terms of the 2023 Notes Documents (as in effect on the date hereof) or to the 2028 Notes Trustee under the terms of the 2028 Notes Documents (as in effect on the date hereof), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(v)Equity. At any time a Cash Dominion Period exists, within ten (10) Business Days of the date of receipt of Net Cash Proceeds from the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests (other than (A) in the event that any Loan Party or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to such Loan Party or such Subsidiary, as applicable, (B) the issuance of Equity Interests by Parent to any Person that is an equity holder of Parent prior to such issuance (a “Subject Holder”) so long as such Subject Holder did not acquire any Equity Interests of Parent so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of such Equity Interests to such Subject Holder, (C) the issuance of Equity Interests of Parent to directors, officers and employees of Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (E) the issuance of Equity Interests of Parent in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, and (F) the issuance of Equity Interests by a Subsidiary of a Loan Party to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) – (E) above), to the extent such Net Cash Proceeds are not required to be, or are not, paid to the 2023 Notes Trustee under the terms of the 2023 Notes Documents (as in effect on the date hereof) or to the 2028 Notes Trustee under the terms of the 2028 Notes Documents (as in effect on the date hereof), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.
(f)Application of Payments. Each prepayment pursuant to Section 2.4(e) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred two percent (102%) of the then outstanding Letter of Credit Usage, with any excess proceeds to be returned to Administrative Borrower pursuant to Agent’s standard procedures, and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).
2.5Promise to Pay; Promissory Notes.
(a)Borrowers agree to pay the Lender Group Expenses incurred promptly and, in any event within three (3) Business Days after demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)Interest Rates. Except as provided in Section 2.6(c) and in Section 2.12, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to Daily Simple SOFR plus the SOFR Rate Margin.
(b)Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the SOFR Rate Margin times the average amount of the Letter of Credit Usage during the immediately preceding month.
(c)Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit and Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.
(d)Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.11(k), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each quarter, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (A) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (B) otherwise, promptly and, in any event within three (3) Business Days after demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (B)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A)

on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), all interest accrued during the prior month on the Revolving Loans, (B) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) with respect to other Lender Group Expenses, on the Closing Date and thereafter if Borrowers do not pay such other Lender Group Expenses within three (3) Business Days of the date of Borrowers’ receipt of written notice thereof, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if such amounts are not paid and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the item was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided further, that the applicable delays set forth in the foregoing clause (F) shall not be applicable (and Agent shall be entitled to immediately charge to the Loan Account) at any time that an Event of Default has occurred and is continuing. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are SOFR Rate Loans (unless and until converted into Base Rate Loans in accordance with the terms of this Agreement).
(e)Computation. Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, other than for Base Rate Loans which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed. All fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which the fees accrue. The interest rate on Obligations shall increase or decrease by an amount equal to each increase or decrease in Daily Simple SOFR in the case of SOFR Rate Loans effective on the date of any change in Daily Simple SOFR, and if at any time there are Base Rate Loans, an amount equal to each increase or decrease in the Base Rate effective on the date of any change in the Base Rate.
(f)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess, with any excess to be returned to Administrative Borrower pursuant to Agent’s standard procedures.
2.7Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent Payment Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent Payment Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged all Revolving Loans (including Special Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within thirty (30) days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10Fees.
(a)Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Commitments, less (ii) the Average Revolver Usage during the immediately preceding calendar quarter (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each calendar quarter from and after the Closing Date up to the first day of the calendar quarter prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full. Swing Loans will not be considered in the calculation of the Unused Line Fee.
(c)Field Examination and Other Fees. Subject to any limitations set forth in Section 5.7(c), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges,

as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the reasonable documented fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.
2.11Letters of Credit.
(a)Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Bank’s authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.
(b)Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or
(ii)the Letter of Credit Usage would exceed the Maximum Credit less the outstanding amount of Revolving Loans (including Swing Loans), or
(iii)the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.
(c)In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of

Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.
(d)Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and shall bear interest at the rate then applicable to Revolving Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.
(e)Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)any Letter of Credit or any pre-advice of its issuance;
(ii)any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(x)Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xi)any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;
(xii)any foreign law or usage as it relates to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or
(xiii)the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Revolving Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.
(i)Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;
(ii)payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;
(vii)any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or
(viii)the fact that any Default or Event of Default shall have occurred and be continuing;
provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:
(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to one hundred twenty-five percent (0.125%) per annum times the average amount of the Letter of Credit Usage during the immediately preceding quarter (or portion thereof), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all reasonable documented out-of-pocket expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations).
(l)If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)Each standby Letter of Credit shall expire not later than the date that is twelve (12) months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five (5) Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) three hundred sixty five (365) days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Maturity Date.
(n)If (i) any Event of Default shall occur and be continuing, or (ii) Excess Availability shall at any time be less than zero, then on the Business Day following the date when Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than fifty percent (50%) of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).
(o)Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(q)In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
(r)The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.
(s)At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business with respect to Letters of Credit requested to be issued by a Borrower that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
2.12SOFR Rate Loans.
(a)Funding Losses. In connection with each SOFR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (i) the payment of any principal of any SOFR Rate Loan, or (ii) the conversion of any SOFR Rate Loan (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.
(b)Special Provisions Applicable to SOFR Rate Loans.
(i)Daily Simple SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Daily Simple SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Daily Simple SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(a)).
(ii)Subject to the provisions set forth in Section 2.12(b)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at Daily Simple SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any SOFR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the current month, and interest upon the SOFR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to request SOFR Rate Loans (such that any request for a SOFR Rate Loan from Lenders shall be deemed to be a request for a Base Rate Loan) until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)SOFR Replacement. The terms and provisions of Schedule 2.12 hereto shall be incorporated into, and be a binding part of, this Agreement.
2.13Capital Requirements.
(a)If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital), in each case, by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than one hundred eighty (180) days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(b)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(b)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(b)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Rate Loans, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(b)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain SOFR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(b)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(b)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain SOFR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations (other than Bank Product Obligations) owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement. No Affected Lender shall have the right to refuse to be replaced in accordance with this Section 2.13(b).
(c)Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12, and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14Incremental Facilities.
(a)Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the increase in the Maximum Credit (each such increase, an “Increase”) that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the Maximum Credit to exceed

$50,000,000, (ii) such request shall be for an increase of not less than $5,000,000, (iii) in no event shall there be more than two (2) such Increases in any calendar year, and (iv) as of the date of such request, and the Increase Effective Date, no Default or Event of Default shall exist.
(b)Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase thereof requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) Business Days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent (at the request of Administrative Borrower) may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.
(c)Each of the following shall be conditions precedent to any Increase of a Commitment and the Maximum Credit in connection therewith:
(i)Agent or Borrowers have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrowers, and Agent are party,
(ii)each of the conditions precedent set forth in Section 3.2 are satisfied,
(iii)in connection with any Increase, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board, and
(iv)Borrowers have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for the Loan Parties and their Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the twelve (12) months (on a month-by-month basis) immediately following the proposed date of the applicable Increase (calculated as if testing of the covenant in such Section 7 was in effect during the entire twelve (12) month period).
(d)Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires,

to include Revolving Loans made pursuant to the increased Commitment and Maximum Credit pursuant to this Section 2.14.
(e)If applicable, each of the Lenders having a Commitment prior to the Increase Date (the “Pre-Increase Lenders”) shall assign to any Lender which is acquiring an additional Commitment on the Increase Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Commitment.
(f)The Revolving Loans, Commitment, and Maximum Credit established pursuant to this Section 2.14 shall constitute Revolving Loans, Commitments, and Maximum Credit under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC, or otherwise after giving effect to the establishment of any such new Commitment and Maximum Credit.
2.15Joint and Several Liability of Borrowers.
(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.
(d)The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. In accordance with the terms of the Loan Documents, Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.
(f)Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
(h)Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising.  Each Borrower hereby agrees that during any Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until Payment in Full of the Obligations. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).
3.CONDITIONS; TERM OF AGREEMENT.
3.1Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)the representations and warranties of each Loan Party contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and
(c) after giving effect to the requested Revolving Loan or other extension of credit hereunder, the Revolver Usage shall not exceed the Loan Cap.
3.3Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.4Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.5Early Termination by Borrowers. Borrowers have the option, at any time upon three Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments; provided that (a) such notice may state that it is conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction, (b) if such notice includes such statement, then Borrowers shall notify Agent of the effectiveness of such other credit facilities or financing, sale or other transaction of the occurrence of such event and (c) if Agent does not receive the notice of such event occurring on or prior to the date specified for such termination in such notice of termination (or within such other period as Agent may agree), such notice of termination shall be deemed rescinded and of no force and effect (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld, delayed or conditioned).
3.6Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).
4.REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date and, as set forth in Section 3.2(a), as of the date of the making of each Revolving Loan (or other extension of credit) made at the request of any Borrower made thereafter, and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1Due Organization and Qualification; Subsidiaries.
(a)Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)Set forth on Schedule 4.1(b) to this Agreement is a complete and accurate description of the authorized Equity Interests of each Loan Party as of the Closing Date, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.

(c)Set forth on Schedule 4.1(c) to this Agreement, is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries as of the Closing Date, showing: (i) the number of shares of each class of common and Preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)Except as set forth on Schedule 4.1(d) to this Agreement, as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
4.2Due Authorization; No Conflict.
(a)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate (or equivalent) action on the part of such Loan Party.
(b)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries where any such violation could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens.
4.3Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any material registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4Binding Obligations; Perfected Liens.
(a)Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and (vi) in respect of assets for which actions are to be taken subsequent to the Closing Date pursuant to Section 3.6 and subject only to the filing of financing statements and, the recordation of the Copyright Security Agreement, in each case, in the appropriate filing offices), and first priority Liens, subject only to the terms of the Intercreditor Agreement and Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
4.5Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6Litigation.
(a)There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $5,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened against a Loan Party or any of its Subsidiaries.
4.7Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 30, 2020, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.
4.9Solvency. The Loan parties are, on a consolidated basis, Solvent.

4.10Employee Benefits.
(a)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.
(b)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan (other than with respect to any Multiemployer Plan) is maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.
(c)Each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter or opinion letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the IRC and to the knowledge of each Loan Party and the ERISA Affiliates, nothing has occurred which would prevent, or cause the loss of, such qualification.
(d)No material liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.
(e)No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.
4.11Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) to each Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) to each Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified pursuant to any Environmental Law as a hazardous waste disposal site that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (c) no Loan Party nor any of its Subsidiaries has received written notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries in respect of any amount, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Effect, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the industry of any Loan Party or its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on August 24, 2021, represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
4.13Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).
4.14Reserved.
4.15Payment of Taxes. Except as otherwise permitted under Section 5.5, all Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Loan Party knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its

Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).
4.19Employee and Labor Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Loan Party, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries that could reasonably be expected to result in liability. None of any Loan Party or its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, as of the date of submission of such Borrowing Base Certificate, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.21Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, as of the date of submission of such Borrowing Base Certificate, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
4.22Location of Inventory. Except as set forth in Schedule 4.22 and other than with respect to amounts of Inventory not to exceed $500,000, the Inventory of the Loan Parties is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.22 to this Agreement (as such Schedule may be updated pursuant to Section 5.14).
4.23Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
4.24Material Contracts. All Material Contracts in effect on the Effective Date are in full force and effect and no defaults currently exist thereunder other than defaults the consequence of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.AFFIRMATIVE COVENANTS.
Each Loan Party covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:
5.1Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent (which consent shall not be unreasonably withheld, delayed or conditioned). Documents (other than any Compliance Certificate) required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website; or (ii) on which such documents are posted on Parent's behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided, that: Parent shall notify Agent (by telecopier or electronic mail) of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
5.2Reporting. Borrowers (a) will deliver to Agent each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting reasonably acceptable to Agent in order to provide electronic reporting of each of the items set forth on such Schedule. Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through Agent’s electronic platform or portal, subject to Agent’s authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Bases as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.
5.3Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.
5.5Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than Taxes not in excess of $500,000 outstanding at any time and other than to the extent that the validity of such Tax is the subject of a Permitted Protest.
5.6Insurance.
(a)Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Loan Party’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, the Loan Parties’ existing insurance providers as set forth in the certificates of insurance delivered to Agent on or about the Closing Date shall be deemed to be acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
(b)Borrowers shall give Agent prompt notice of any material loss exceeding covered by the casualty or business interruption insurance of any Loan Party or its Subsidiaries; provided that any such notice shall be deemed satisfied if delivered electronically on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website; or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent). Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7Inspection; Field Examinations; Appraisals.
(a)Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and its duly authorized representatives or agents from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of Borrowers, to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that, an authorized representative of a Borrower may, if they choose, be present at or participate in any such discussions), provided, that, excluding any such visits and inspections during the continuation of an Event of Default or, at the request of Administrative Borrower, in connection with a Permitted Acquisition, and without limitation of the rights of Agent to conduct, or cause to be conducted, field examinations and appraisals as provided below, (i) Agent shall not exercise such rights more often than once during any calendar year and (ii) upon the occurrence and during the continuance of an Event of Default, Agent may do any of the foregoing at the expense of the Borrowers as often as may be reasonably necessary, at any time during normal business hours.
(b)Upon the request of Agent after reasonable prior written notice, each Loan Party will, and will cause each of its Subsidiaries to, permit Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) Borrowers’ practices in the computation of the applicable Borrowing Base and (ii) the assets included in the applicable Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. Borrowers shall pay the fees and reasonable and documented out-of-pocket expenses of Agent and such professionals with respect to such examinations, provided, that, Agent may conduct, or cause to be conducted, (i) no more than one (1) field examination in any twelve (12) month period at the expense of the Borrowers so long as Excess Availability is not less than twelve and one-half percent (12.5%) of the Maximum Credit at any time during such twelve (12) month period, and (ii) not more than two (2) field examinations in any twelve (12) month period at the expense of the Borrowers if at any time Excess Availability during such twelve (12) months is equal to or less than twelve and one-half percent (12.5%) of the Maximum Credit. Notwithstanding the foregoing, Agent may cause additional field examinations to be done (A) at any time at its own expense, upon reasonable prior written notice to Administrative Borrower and during normal business hours, (B) if an Event of Default shall have occurred and be continuing, at the expense of the Borrowers, (C) if and to the extent (and only to the extent) required by any applicable law or (D) at the option of Borrowers in connection with a proposed Permitted Acquisition, at the expense of the Borrowers, which field examination shall not be considered for purposes of the limitations on field examinations at the expense of Borrowers set forth herein.
(c)Upon the request of Agent after reasonable prior notice, each Loan Party will, and will cause each of its Subsidiaries to, permit Agent or professionals (including appraisers) retained by Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the applicable Borrowing Base. Loan Parties shall pay the reasonable and documented fees and expenses of Agent and such professionals with respect to such appraisals, provided, that, Agent may obtain, (i) not more than one (1) appraisal of the inventory of each Borrower in any twelve (12) month period at the expense of the Borrowers so long as Excess Availability is not less than twelve and one-half percent (12.5%) of the Maximum Credit during such twelve (12) months, and (ii) not more than two (2) appraisals of the inventory of each Borrower in any twelve (12) month period at the expense of the Borrowers if at any time Excess Availability during such twelve (12) months is less than or equal to twelve and one-half percent (12.5%) of the Maximum Credit, provided, that, notwithstanding the foregoing, Agent may cause additional appraisals to be done (A) at any time at its own expense upon reasonable prior notice to Administrative Borrower and during normal business hours, (B) if an Event of Default has occurred and is continuing, at the expense of the Borrowers, (C) if and to the extent (and only to the extent) required by any applicable law or (D) in connection with a proposed Permitted Acquisition, at the expense of the Borrowers, which appraisal shall not be considered for purposes of the limitations on appraisals at the expense of Borrowers set forth herein.
(d)Notwithstanding anything to the contrary in this Section 5.7, no Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or nonfinancial proprietary information, (ii) in respect of which disclosure to Agent or any Lender (or their respective representatives, investment bankers, consultants, accountants, or lawyers) is prohibited by law or any binding agreement or (iii) is subject to attorney-client privilege or constitutes attorney work product; provided that Administrative Borrower shall use commercially reasonable efforts to notify Agent if information is being withheld pursuant to this sentence to the extent such notice would not itself be prohibited by law or binding agreement, or reasonably be likely to compromise such attorney-client privilege or the privilege afforded to attorney work product.
5.8Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9Environmental. With respect to any of the following that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to,
(a)keep any property owned by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, comply with Environmental Laws and, in the event Lender reasonably believes that any Loan Party is in non-compliance with Environmental Laws and reasonably believes such non-compliance may constitutes a breach of this Section 5.9(b), provide to Agent documentation of such compliance which Agent reasonably requests in writing,

(b)comply with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required under Environmental Law to abate said release or otherwise to come into compliance with applicable Environmental Law, and
(d)promptly, but in any event within ten (10) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10[Reserved].
5.11Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than Excluded Subsidiary) after the Closing Date or that any Excluded Subsidiary no longer satisfies the definition thereof, within twenty (20) days of such event (or such later date as permitted by Agent in its sole discretion) (a) cause such Subsidiary (i) if such Subsidiary is a Domestic Subsidiary and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to the terms of the Intercreditor Agreement and Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases) in and to the assets of such newly formed or acquired Subsidiary), (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is reasonably appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.
5.12Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Loan Party and its Subsidiaries (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement). Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received forty-five (45) days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.
5.13Lender Meetings. Borrowers will, within ninety (90) days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent or Administrative Borrower, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Parent.
5.14Location of Inventory; Chief Executive Office. Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Inventory only at the locations identified on Schedule 4.22 to this Agreement (provided that Borrowers may amend Schedule 4.22 to this Agreement so long as such amendment occurs by written notice to Agent not less than ten days (or such shorter period as permitted by Agent in its sole discretion) prior to the date on which such Inventory is moved to such new location and so long as such new location is within the continental United States), and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement (as such locations may change subject to the terms of the Guaranty and Security Agreement. Each Loan Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations identified on Schedule 7 to the Guaranty and Security Agreement and Schedule 4.22 to this Agreement.
5.15Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, Borrowers will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate. Documents required to be delivered pursuant to this Section 5.15 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website; or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent).

5.16Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, (a) comply in all respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans except as could not reasonably be expected to result in a Material Adverse Effect, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could result in other than an immaterial civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (d) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in material liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.
5.17OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
6.NEGATIVE COVENANTS.
Each Loan Party covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:
6.1Indebtedness. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2Liens. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, or permit suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to,
(a)enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that a Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and any other Borrower unless Parent is the surviving entity and remains a Borrower, (ii) any merger between one or more Loan Parties and Subsidiaries of such Loan Parties that are not Loan Parties so long as a Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties,
(b)liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Subsidiaries of any Loan Party which is not a Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or any Borrower) or any of its wholly-owned Subsidiaries so long as substantially all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as substantially all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving, or
(c)suspend or cease operating a substantial portion of its or their business, except (i) as permitted pursuant to clauses (a) or (b) above, (ii) in connection with a transaction permitted under Section 6.4, or (iii) any such suspensions or cessations resulting from shutdowns of processing units for purposes of conducting maintenance or from other circumstances beyond its or their control that make such operation inadvisable (including in respect of safety and reliability concerns), non-economic, commercially impracticable, illegal or impossible.
6.4Disposal of Assets. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to Dispose of any of its or their assets, except for Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9.
6.5Nature of Business. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)optionally prepay, redeem, defease, purchase, or otherwise acquire prior to the scheduled maturity thereof any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, or (D) other Indebtedness so long as, either (1) as of the date of any such payment, and after giving effect thereto, each of the Payment Conditions is satisfied or (2) such Indebtedness is repaid substantially contemporaneously with cash proceeds from the issuance of Qualified Equity Interests of Parent or any direct or indirect parent thereof (provided, that, such proceeds are not directly or indirectly from any Loan Party),
(ii)make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions unless such Indebtedness is repaid substantially contemporaneously with cash proceeds from the issuance of Qualified Equity Interests of Parent or any direct or indirect parent thereof (provided, that, such proceeds are not directly or indirectly from any Loan Party), or
(b)Directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i)(A) the 2023 Note Documents and the 2028 Note Documents, except to the extent that Agent provides its written consent to Administrative Borrower with respect to any such amendment, modification or change, or (B) any agreement, document or instrument in respect of any other Permitted Indebtedness (other than the Loan Documents) which would modify the terms of such agreement, document or instrument in a manner that, taken as a whole, would be materially adverse to the rights or interests of Agent or Lenders, or
(ii)the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7Restricted Payments. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,
(a)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, each Loan Party and its Subsidiaries may make distributions to any current, future or former director, officer, consultant or employee of Parent, its Subsidiaries, or any direct or indirect parent of Parent or its Subsidiaries, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to enable any direct or indirect parent of Parent to repurchase Equity Interests owned by its directors, officers, consultants and employees on account of redemptions of Equity Interests of any Loan Party or its Subsidiaries held by such Persons; provided, that (i) the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year to be carried forward to successive calendar years (but not to exceed an aggregate amount of $5,000,000 carried over to any other year) and added to such amount) and (ii) such amount for any calendar year will be increased by the cash proceeds of key man life insurance policies received by Parent, its Subsidiaries, or any direct or indirect parent of Parent and contributed to Parent after the Closing Date in any such calendar year,
(b)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, each Loan Party and its Subsidiaries may make distributions to any current, future or former director, officer, consultant or employee of Parent, its Subsidiaries, or any direct or indirect parent of Parent or its Subsidiaries, or their estates or the beneficiaries of such estates, solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of any Loan Party or its Subsidiaries held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent,
(c)the payment of dividends or distributions by Parent or any of its Subsidiaries to, or the making of loans to, the owners of Parent in amounts sufficient for the direct or indirect parents to pay, in each case, without duplication:
(i)(A) franchise and excise taxes and other fees, taxes and expenses, in each case, incurred in the ordinary course of business and to the extent required to maintain such direct or indirect parents’ existence to the extent attributable to the ownership or operation of the general partner of

Parent or Parent and its Subsidiaries; and (B) federal, foreign, state and local income taxes that would be payable by such direct or indirect parents on the income of Parent and its Subsidiaries without taking into account any other tax liabilities or tax assets, including net operating losses, of such direct or indirect parents; provided, that in each case, the amount of such payments or loans in any fiscal year does not exceed the amount that Parent and its Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes for such fiscal year were Parent and its Subsidiaries members of an affiliated, consolidated, combined, unitary or similar group of which Parent was the common parent;
(ii)(A) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the general partner of Parent or Parent and its Subsidiaries and (B) any reasonable and customary indemnification claims made by directors or officers of the general partner of Parent or Parent, in the case of clauses (A) and (B) in an aggregate amount not to exceed $20,000,000 in any fiscal year, and
(iii)general corporate administrative, operating and overhead costs and expenses in the ordinary course of business of any direct or indirect parent of Parent to the extent attributable to the ownership or operation of the general partner of Parent or Parent and its Subsidiaries in an aggregate amount not to exceed $20,000,000 in any fiscal year,
(d)Borrowers and their Subsidiaries may make dividends and distributions to Parent to make payments permitted to be made pursuant to Section 6.10(f),
(e)a Loan Party may make other Restricted Payments with cash or Cash Equivalents so long as on the date of any such Restricted Payments and after giving effect thereto, each of the Payment Conditions is satisfied, or
(f)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, a Loan Party may make other Restricted Payments in an aggregate amount not to exceed $5,000,000 in any fiscal year.
6.8Accounting Methods. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9Investments. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:
(a)transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)any indemnity provided for the benefit of directors (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,
(c)the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,
(d)(i) transactions solely among the Loan Parties, and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,
(e)transactions permitted by Section 6.3, Section 6.7, or Section 6.9, and
(f)agreements for the non-exclusive licensing of intellectual property among any Loan Party or any of its Subsidiaries.
6.11Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (i) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (ii) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (iii) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
6.12Limitation on Issuance of Equity Interests. Each Loan Party will not, and will not permit any of its Restricted Subsidiaries to, issue or sell (a) any Preferred Equity or (b) any redeemable common stock or other redeemable common Equity Interests other than (i) common stock or other redeemable common Equity Interests that are redeemable at the sole option of such Loan Party or such Subsidiary, as the case may be and (ii) Preferred Equity that is not a Disqualified Equity Interest.
6.13[Reserved].
6.14Employee Benefits. Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)Except as could not reasonably be expected to result in any material liability, terminate or amend, or permit any ERISA Affiliate to terminate or amend any Pension Plan.
(b)Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.
(c)Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the IRC, whether or not waived, which with respect to all Pension Plans in the aggregate could reasonably be expected to result in a Material Adverse Effect.
7.FINANCIAL COVENANT.
(a)Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Fixed Charge Coverage Ratio shall be not less than 1.00 to 1.00 as of the end of each fiscal month, based on the twelve (12) immediately preceding fiscal months for which Agent has received financial statements, provided, that, compliance with such financial covenant shall only be required during a Compliance Period, in which case such financial covenant shall be tested as of the last day of the then most recently completed fiscal period for which financial statements have been delivered and for each month end thereafter until the Compliance Period ends.
(b)(i) Notwithstanding anything to the contrary contained in Section 7(a), in the event that the Loan Parties shall fail to comply with the requirements of such Section 7(a), until the expiration of the 10th day subsequent to the due date for delivery of the financial statements and related compliance certificate for such period pursuant to Section 5.1, Parent shall have the right to issue shares of its Equity Interests permitted to be issued hereunder for cash and any such investment shall be in immediately available funds. Subject to the limitations set forth in clause (b)(ii) below, such amounts shall be added to Consolidated EBITDA for the last fiscal month of Parent for the applicable period and then solely for purposes of determining compliance with Section 7(a) for such period and any subsequent period which includes such fiscal month and shall be disregarded for purposes of determining Consolidated EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Agreement and there shall be no pro forma reduction in Indebtedness with the proceeds of any such issuance of Equity Interests for determining compliance with Section 7(a) or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case in the month in which such proceeds are used or subsequent periods that include such month.
(ii) Notwithstanding anything herein to the contrary, (A) in no event shall the Loan Parties be entitled to exercise the right described in clause (b)(i) above (x) more than twice in any twelve-month period or (y) more than four times in the aggregate, (B) any cash contribution or issuance of stock described in clause (b)(i) above shall be permitted in an unlimited amount; provided, that, the amount added to Consolidated EBITDA for such fiscal month shall be no greater than the amount required to cause the Loan Parties to be in compliance with Section 7(a) for the applicable period and (iii) to the extent that any cash proceeds received in connection with any exercise of the right described in clause (b)(i) above is used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Fixed Charge Coverage Ratio for the period with respect to which such compliance certificate applies or any other compliance certificate including such fiscal month in respect of which such Consolidated EBITDA has been so increased.
(iii) Upon delivery of a certificate by Borrowers to Agent as to the amount of the proceeds of such issuance of Equity Interests and that such amount (i) has been applied to the payment of the Obligations, and (ii) is in an amount no greater than the amount required to cause the Loan Parties to be in compliance with Section 7(a) for the applicable period, then any Event of Default that occurred and is continuing from a breach of Section 7(a) shall be deemed cured with no further action required by the Required Lenders. Prior to the date of the delivery of a certificate conforming to the requirements of this Section, any Event of Default that has occurred as a result of a breach of Section 7(a) shall be deemed to be continuing and, as a result, the Lenders (including the Swing Lender and the Issuing Bank) shall have no obligation to make additional loans or otherwise extend additional credit hereunder. In the event Borrowers do not cure all financial covenant violations as provided in this Section 7(b), the existing Event(s) of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.
8.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations payable under or in connection with this Agreement or any other Loan Document (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2Covenants. If any Loan Party or any of its Subsidiaries:
(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Loan Party refuses to allow Agent or its representatives or agents to visit any Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Loan Parties’ affairs, finances, and accounts with officers and employees of any Loan Party), or 5.17 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;
(b)fails to perform or observe any covenant or other agreement contained in any of Sections 5.8, 5.11, 5.12, 5.13 and 5.14 of this Agreement and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any executive officer of any Loan Party, or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(c)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any executive officer of any Loan Party, or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of sixty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6Default Under Other Agreements. If (a) any “Event of Default” occurs under, and as such term is defined in, any of the 2023 Note Documents, (b) any “Event of Default” occurs under, and as such term is defined in, any of the 2028 Note Documents, or (c) if there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $10,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;
8.7Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or the Guaranty and Security Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;
8.9Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of the terms of the Intercreditor Agreement and Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $2,000,000, or (c) as the result of an action or failure to act on the part of Agent;

8.10Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11Change of Control. A Change of Control shall occur, whether directly or indirectly;
8.12Intercreditor Agreement. The provisions of the Intercreditor Agreement shall, in whole or in part, terminate or cease to be effective or cease to be legally valid, binding and enforceable against the 2023 Notes Trustee and the 2028 Notes Trustee; or
8.13ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, (b) an accumulated funding deficiency or funding shortfall occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, and (c) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability, except, in the case of each of clauses (a) through (c) above, for instances which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
9.RIGHTS AND REMEDIES.
9.1Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)by written notice to Administrative Borrower, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Loan Parties, and (ii) direct Loan Parties to provide (and Loan Parties agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)by written notice to Administrative Borrower, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and
(c)exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Loan Parties shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Loan Parties agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for the obligations of any Loan Party or its Subsidiaries in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Loan Parties.
9.2Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.WAIVERS; INDEMNIFICATION.
10.1Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Loan Party may in any way be liable.
10.2The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the UCC, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.
10.3Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys (subject to the limitations set forth in the final proviso of the definition of Lender Group Expenses), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Loan Parties were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Parent 2277 Plaza Drive, Suite 500
Sugar Land, TX 77479

Attn: Chief Financial Officer
Fax No. (281) 207-3202

with copies to:	c/o Parent 2277 Plaza Drive, Suite 500
Sugar Land, TX 77479

Attn: Office of the General Counsel
Fax No.: (281) 207-3202

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attn: Loan Portfolio Manager – CVR Partners
Fax No.: (855) 818-1936

with copies to:	OTTERBOURG P.C.
230 Park Avenue
New York, NY 10169
Attn: Allen Cremer, Esq.
Fax No.: 212-682-6104
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS,

CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF HARRIS, STATE OF TEXAS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF HARRIS AND THE STATE OF TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL MAY BE FOUND. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(e)NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY PARTY HERETO, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT

OCCURRING IN CONNECTION THEREWITH, AND EACH PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
13.ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1Assignments and Participations.
(a)(i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations (other than Bank Product Obligations) owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld, delayed or conditioned) of:
(A)Borrowers; provided, that (1) no consent of Borrowers shall be required (x) if a Default or Event of Default has occurred and is continuing, or (y) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender and (2) Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received notice thereof; and
(B)Agent, Swing Lender, and Issuing Bank.
(ii)Assignments shall be subject to the following additional conditions:
(A)no assignment may be made to a natural person,
(B)no assignment may be made to a Loan Party or an Affiliate of a Loan Party,
(C)the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
(E)the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,
(F)unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G)the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(b)From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that, nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the

Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party or a Defaulting Lender, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(g)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained at one of its offices in the United States, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolving Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolving Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(j)Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Loan Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Loan Party from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Loan Party is required in connection with any such assignment.
14.AMENDMENTS; WAIVERS.
14.1Amendments and Waivers.

(a)No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent with the approval of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly and adversely affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)increase the amount of or extend the expiration date of any Commitment of any Lender (other than with respect to any Increases pursuant to Section 2.14 to which such Lender has agreed) or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(ii)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (except that any postponement or delay of any date fixed by Section 2.4(e) for any payment of any amount due thereunder or the rescission of acceleration or imposition or demand of default interest shall be effective with the written consent of the Required Lenders),
(iii)reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (A) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (B) that waivers or modifications of conditions precedent, waivers of default interests, Defaults, Events of Default or mandatory prepayments or any amendment or modification of financial ratios or defined terms used in the financial covenant in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)amend, modify, or eliminate Section 3.1 or 3.2,
(vi)amend, modify, or eliminate Section 15.11,
(vii)other than as permitted by Section 15.11, release or contractually subordinate Agent’s Lien in and to any of the Collateral,
(viii)amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share”,
(ix)other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(x)amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e),

(xi)at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders, or
(xii)amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;
(b)No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),
(ii)any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(c)No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Credit; provided, that, the foregoing shall not limit the discretion of Agent to change, establish or eliminate Reserves or (to the extent established after the Closing Date) elimination of criteria for Eligible Accounts, Eligible Investment Grade Accounts and Eligible Inventory in accordance with the terms hereof;
(d)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;
(e)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and
(f)Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party in any manner, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender and (iii) any amendment contemplated by Section 2.12(b)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.12(b)(iii) hereof.

(g)Notwithstanding anything to the contrary contained in this Section 14.1, the Administrative Borrower and Agent may without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature, so long as the Lenders shall have received at least 5 Business Days’ prior written notice thereof and Agent shall not have received, within 5 Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) as may be necessary or appropriate in the opinion of Agent to effect the provisions of Section 2.14.
14.2Replacement of Certain Lenders.
(a)If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.AGENT; THE LENDER GROUP.
15.1Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.
15.4Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.

If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.
15.9Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11Collateral Matters.
(a)The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Finance Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property. Notwithstanding the provisions of this Section 15.11, Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.
(b)Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
15.12Restrictions on Actions by Lenders; Sharing of Payments.
(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,
(d)agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such

Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
15.18Release of Guarantors. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of this Agreement, the guaranty pursuant to the Guaranty and Security Agreement of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Agent, any Lender or any other Person effective as of the time of such sale or other disposition.
16.WITHHOLDING TAXES.
16.1Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.
16.2Exemptions.
(a)If a Lender or Participant is entitled to claim an exemption from or reduction of United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:
(i)if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a ten percent (10%) shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);
(ii)if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;
(iii)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or
(v)a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b)Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender's reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(e)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
16.3Reductions.
(a)If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a

Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
17.GENERAL PROVISIONS.
17.1Effectiveness. This Agreement shall be binding and deemed effective when executed by each Loan Party, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement.  Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.
17.8Revival and Reinstatement of Obligations; Certain Waivers.
(a)If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9Confidentiality.
(a)Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the Commitments provided hereunder and, with the prior consent of the Administrative Borrower, the name, logos, and other insignia of any Borrower or the other Loan Parties in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.
(c)Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
17.10Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.12Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13CVR Partners, LP as Agent for Borrowers. Each Borrower hereby irrevocably appoints CVR Partners, LP as the borrowing agent and attorney-in-fact for all Loan Parties (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Loan Party hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Loan Party), and (c) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
17.14Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
17.15Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
17.16Erroneous Payments.
(a)Each Lender, each Issuing Bank, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Bank Product Provider) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Bank Product Provider (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.16(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not

Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 17.16 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party’s obligations under this Section 17.16 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)The provisions of this Section 17.16 to the contrary notwithstanding, (i) nothing in this Section 17.16 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	CVR PARTNERS, LP By: CVR GP, LLC, its general partner
	By:	/s/ Dane J. Neumann_____________
	Name:	Dane J. Neumann
	Title:	Interim Chief Financial Officer; Vice President – Finance & Treasurer

EAST DUBUQUE NITROGEN FERTILIZERS, LLC

	By:	/s/ Dane J. Neumann_____________
	Name:	Dane J. Neumann
	Title:	Interim Chief Financial Officer; Vice President – Finance & Treasurer

CVR NITROGEN HOLDINGS, LLC

	By:	/s/ Dane J. Neumann_____________
	Name:	Dane J. Neumann
	Title:	Interim Chief Financial Officer; Vice President – Finance & Treasurer

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

	By:	/s/ Dane J. Neumann_____________
	Name:	Dane J. Neumann
	Title:	Interim Chief Financial Officer; Vice President – Finance & Treasurer

[Signature Page to Credit Agreement (CVR)]

CVR NITROGEN, LP By: CVR Nitrogen GP, LLC, its general partner

	By:	/s/ Dane J. Neumann_____________
	Name:	Dane J. Neumann
	Title:	Interim Chief Financial Officer; Vice President – Finance & Treasurer

GUARANTORS:	CVR NITROGEN GP, LLC

	By:	/s/ Dane J. Neumann_____________
	Name:	Dane J. Neumann
	Title:	Interim Chief Financial Officer; Vice President – Finance & Treasurer

CVR NITROGEN FINANCE CORPORATION

	By:	/s/ Dane J. Neumann_____________
	Name:	Dane J. Neumann
	Title:	Interim Chief Financial Officer; Vice President – Finance & Treasurer

[Signature Page to Credit Agreement (CVR)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:	_/s/ Roger Pfiffner________________
Name:	Roger Pfiffner
Its Authorized Signatory

[Signature Page to Credit Agreement (CVR)]

EXHIBIT A-1
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of              between                  (“Assignor”) and
             (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.
2.The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.
3.The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.
A-1

4.Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.
5.As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a) of the Credit Agreement.
6.Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7.This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8.THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

A-1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.
[NAME OF ASSIGNOR],

as Assignor

By
    Name:
    Title:

[NAME OF ASSIGNEE],

as Assignee

By
    Name:
    Title:

ACCEPTED THIS ____ DAY OF
_______________

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent, as Swing Lender and as Issuing Bank

By
    Name:
    Title:

[[____________], [as Swing Lender] [and] [as Issuing Bank]

By
    Name:
    Title:]

[CVR PARTNERS, LP, as Administrative Borrower

By
    Name:
    Title:]

A-1

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I
1.Borrowers: CVR Partners, LP, a Delaware limited partnership, East Dubuque Nitrogen Fertilizers LLC, a Delaware limited liability company, CVR Nitrogen Holdings, LLC, a Delaware limited liability company, Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company, CVR Nitrogen, LP, a Delaware limited partnership, and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof.
2.Name and Date of Credit Agreement:
Credit Agreement dated as of [______], 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Borrowers, certain affiliates of the Borrowers party thereto, the lenders party thereto as “Lenders”, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers.
3.Date of Assignment Agreement:
4.Amounts:
a.Assigned Amount of Revolver Commitment    $
b.Assigned Amount of Revolving Loans        $
5.Settlement Date:
6.Purchase Price                        $_____________
7.Notice and Payment Instructions, etc.
Assignee:    Assignor:

A-1

EXHIBIT B-1
FORM OF BORROWING BASE CERTIFICATE

Summary Page Borrowing Base Certificate

WELLS FARGO

Date ____________________ AR As of: ____________________

Name ____ ("Borrower") Inventory As of: ____________________

The above named Borrower, pursuant to that certain Credit Agreement dated as of ________________ (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the "Credit Agreement"), entered into among, inter alia, such Borrower, certain affiliates of such Borrower party thereto, the lenders signatory thereto from time to time and Wells Fargo Bank, National Association as the administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, "Agent"), hereby certifies to Agent and Lenders, on behalf of each Borrower (as defined in the Credit Agreement), that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement, are true and correct, and that each Borrower is in compliance with and, after giving effect to any currently requested extensions of credit under the Credit Agreement, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Accounts Receivable and Inventory

Net Available Accounts Receivable	-
Net Available Inventory	-

Summary

Total Collateral Availability			-
Borrowing Base Reserves			
	____		-
	____		
	____		
Total Reserves Calculated before the Credit Line			-
Total Availability after Borrowing Base Reserves			-
		Suppressed Availability	-
Availability after Credit Line	**Total Credit Line** ____________		-
Credit Line Reserves			
	____		
	____		
	____		
Total Credit Line Reserves			-
Total Availability after Reserves before Loan Balance and LCs			-
Letter of Credit Balance		As of: ____________	-
Loan Ledger Balance		As of: 1/0/00	-
Net Availability			-

Through the electronic submission and delivery of this certificate by the above named Borrower, each Borrower is deemed to, and does, represent and warrant to Agent and Lenders that (i) the preparation and delivery of this certificate have been duly authorized by all necessary action on the part of such Borrower, (ii) the certification set forth above at the top of this page is true and correct, (iii) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document (as defined in the Credit Agreement), any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any currently requested extension of credit under the Credit Agreement, is true and correct in all material respects, except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof (except to the extent any representation or warranty expressly related to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), (iv) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (v) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to any currently requested extension of credit, and (vi) all of the foregoing is true and correct as of the effective date of the calculations set forth above. This certificate is a Loan Document (as defined in the Credit Agreement).

B-1

EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
[on Parent’s letterhead]
To:    Wells Fargo Bank, National Association, as Agent
[
        ]
Attn: Loan Portfolio Manager – CVR Partners
    Re:    Compliance Certificate dated ____________ __, 20__
Ladies and Gentlemen:
Reference is hereby made to that certain Credit Agreement, dated as of [_______], 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among CVR Partners, LP, a Delaware limited partnership (“Parent”), East Dubuque Nitrogen Fertilizers LLC, a Delaware limited liability company (“East Dubuque”), CVR Nitrogen Holdings, LLC, a Delaware limited liability company (“CVR Nitrogen Holdings”), Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Coffeyville Resources”), CVR Nitrogen, LP, a Delaware limited partnership (“CVR Nitrogen”; together with Parent, East Dubuque, CVR Nitrogen Holdings, Coffeyville Resources and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), certain affiliates of the Borrowers party thereto, the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity “Agent”). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Parent hereby certifies as of the date hereof that:
1.The consolidated and consolidating financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries as of the date set forth therein.
2.Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.
3.Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2
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attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.
4.Except as set forth on Schedule 3 attached hereto, the representations and warranties of each Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.
5.To the extent a Compliance Period exists, as of the date hereof, the Loan Parties are in compliance with the applicable covenants contained in Section 7(a) of the Credit Agreement as demonstrated on Schedule 4 hereof.
[Signature page follows.]
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IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ____ day of _______________, 20___.

CVR PARTNERS, LP, as Parent By: Name: Title:

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SCHEDULE 1
Financial Information

SCHEDULE 2
Default or Event of Default

SCHEDULE 3
Representations and Warranties

SCHEDULE 4
Financial Covenants
1.Fixed Charge Coverage Ratio.
Parent’s and its Subsidiaries’ Fixed Charge Coverage Ratio, measured on a month-end basis, for the 12 month period ending ____________ ___, 20___, is ___:1.0, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7 of the Credit Agreement for the corresponding period.

EXHIBIT J-1
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT (this “Agreement”), is entered into as of ______ __, 20__, by and among ___________, a ________ (“New Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit Agreement, dated as of [_______ __], 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the lenders identified on the signature pages thereto (each of such lenders, together with its successor and permitted assigns, a “Lender”), Agent, CVR Partners, LP, a Delaware limited partnership (“Parent”), East Dubuque Nitrogen Fertilizers LLC, a Delaware limited liability company (“East Dubuque”), CVR Nitrogen Holdings, LLC, a Delaware limited liability company (“CVR Nitrogen Holdings”), Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Coffeyville Resources”), CVR Nitrogen, LP, a Delaware limited partnership (“CVR Nitrogen”; together with New Borrower, Parent, East Dubuque, CVR Nitrogen Holdings, Coffeyville Resources and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof, each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”) and certain affiliates of the Borrowers party thereto, the Lender Group has agreed to make or issue Loans, Letters of Credit and other certain financial accommodations thereunder;
WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;
WHEREAS, pursuant to that certain Intercompany Subordination Agreement, dated as of [_______], 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercompany Subordination Agreement”), by and among Parent, and each of Parent’s Subsidiaries listed on the signature pages hereto as an obligor (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Obligor”, and individually and collectively, jointly and severally, as “Obligors”) and Agent, each Obligor has agreed to the subordination of indebtedness of each other Obligor owed to such Obligor on the terms set forth therein;
WHEREAS, pursuant to that certain Fee Letter, dated as of [_______], 2021 (as amended, restated, supplemented or otherwise modified from time to the, the “Fee Letter”), by and among Borrowers and Agent, each Borrower has agreed to pay certain fees to Agent on the terms set forth therein;
WHEREAS, New Borrower is required to become a party to the Credit Agreement by, among other things, executing and delivering this Agreement to Agent; and
WHEREAS, New Borrower has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Borrower, by virtue of the financial accommodations available to New Borrower from time to time pursuant to the terms and conditions of the Credit Agreement.
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NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:
1.Joinder of New Borrower to the Credit Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a party to the Credit Agreement as a “Borrower” and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Credit Agreement, (b) accepts joint and several liability for the Obligations pursuant to the terms of the Loan Documents, and (c) confirms that, after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 below, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct as they relate to New Borrower as of the date this Agreement. New Borrower hereby agrees that each reference to a “Borrower” or the “Borrowers” in the Credit Agreement and the other Loan Documents shall include New Borrower. New Borrower acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof.
2.Updated Schedules. Attached as Exhibit A hereto are updated copies of each of Schedule 4.1(b) and Schedule 4.1(c) to the Credit Agreement revised to include all information required to be provided therein including information with respect to New Borrower. Each such Schedule shall be attached to the Credit Agreement, and on and after the date hereof all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule as so amended; provided, that any use of the term “as of the date hereof” or any term of similar import, in any provision of the Credit Agreement relating to New Borrower or any of the information amended by such Schedule hereby, shall be deemed to refer to the date of this Agreement.
3.Joinder of New Borrower to the Intercompany Subordination Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be an Obligor under the Intercompany Subordination Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth in the Intercompany Subordination Agreement. New Borrower hereby agrees that each reference to an “Obligor” or the “Obligors” in the Intercompany Subordination Agreement shall include New Borrower. New Borrower acknowledges that it has received a copy of the Intercompany Subordination Agreement and that it has read and understands the terms thereof.
4.Joinder of New Borrower to the Fee Letter. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a “Borrower” party to the Fee Letter as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth in the Fee Letter applicable to Borrowers. New Borrower hereby agrees that each reference to “Borrower” or “Borrowers” in the Fee Letter shall include New Borrower. New Borrower acknowledges that it has received a copy of the Fee Letter and that it has read and understands the terms thereof.
5.Representations and Warranties of New Borrower. New Borrower hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows:
(a)It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so
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qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is made a party and to carry out the transactions contemplated hereby and thereby.
(b)The execution, delivery, and performance by it of this Agreement and any other Loan Document to which New Borrower is made a party (i) have been duly authorized by all necessary action on the part of New Borrower and (ii) do not and will not (A) violate any provision of federal, state, or local law or regulation applicable to New Borrower or its Subsidiaries, the Governing Documents of New Borrower or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on New Borrower or its Subsidiaries where any such violation could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of New Borrower or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of New Borrower, other than Permitted Liens, (D) require any approval of any holder of Equity Interests of New Borrower or any approval or consent of any Person under any material agreement of New Borrower, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any material registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation.
(c)This Agreement and each Loan Document to which New Borrower is a party is the legally valid and binding obligation of New Borrower, enforceable against New Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(d)Each other representation and warranty applicable to New Borrower as a Borrower under the Loan Documents is true, correct and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).
6.Additional Requirements. Concurrent with the execution and delivery of this Agreement, Agent shall have received the following, each in form and substance satisfactory to Agent:
(a)a Joinder No. __ to the Guaranty and Security Agreement, dated as of the date hereof, by and among New Borrower and Agent (“Joinder No. __”), together with the original Equity Interest certificates, if any, representing all of the Equity Interests of the Subsidiaries of New Borrower required to be pledged under the Guaranty and Security Agreement and any original promissory notes payable to New Borrower required to be pledged under the Guaranty and Security Agreement, accompanied by undated Equity Interest powers/transfer forms executed in blank, and the same shall be in full force and effect;
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(b)a Pledged Interests Addendum by __________, a _________, dated as of the date hereof, with respect to the pledge of Equity Interest of New Borrower, owned by _______, together with the original stock certificates, if any, representing all of the Equity Interests of New Borrower held by ________, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and the same shall be in full force and effect;
(c)appropriate financing statement to be filed in the office of the _______ Secretary of State against New Borrower to perfect the Agent’s Liens in and to the Collateral of New Borrower;
(d)a certificate from the Secretary of New Borrower, dated as of the date hereof, (i) attesting to the resolutions of New Borrower’s [Board of Directors][Managers] authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Borrower is or will become a party, (ii) authorizing officers of New Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Borrower;
(e)a certificate of status with respect to New Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Borrower, which certificate shall indicate that New Borrower is in good standing in such jurisdiction;
(f)certificates of status with respect to New Borrower, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of New Borrower) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that New Borrower is in good standing in such jurisdictions;
(g)copies of New Borrower’s Governing Documents, as amended, modified or supplemented to the date hereof, certified by the Secretary of New Borrower;
(h)evidence that New Borrower has been added to the Loan Parties’ existing insurance policies required by Section 5.6 of the Credit Agreement;
(i)a customary opinion of counsel regarding such matters as to New Borrower as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to this Agreement, and the documents executed or delivered in connection herewith (including the financing statement filed against New Borrower); and
(j)such other agreements, instruments, approvals or other documents reasonably requested by Agent prior to the date hereof in order to create, perfect and establish the priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that New Borrower shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the Guaranty and Security Agreement, all property and assets of New Borrower shall become Collateral for the Obligations (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement).
7.Further Assurances. At any time upon the reasonable request of Agent, New Borrower shall promptly execute and deliver to Agent such Additional Documents as Agent shall reasonably request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.
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8.Notices. Notices to New Borrower shall be given in the manner set forth for Borrowers in Section 11 of the Credit Agreement.
9.Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
10.Binding Effect. This Agreement shall be binding upon New Borrower, and the other Loan Parties and shall inure to the benefit of the Agent and the Lenders, together with their respective successors and permitted assigns.
11.Effect on Loan Documents.
(a)Except as contemplated to be supplemented hereby, the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed to be a waiver of, or consent to, or a modification or amendment of any other term or condition of the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.
(b)Each reference in the Credit Agreement and the other Loan Documents to “Borrower”, “Obligor” or words of like import referring to a Borrower or an Obligor shall include and refer to New Borrower and each reference in the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document to this “Agreement”, “hereunder”, “herein”, “hereof”, “thereunder”, “therein”, “thereof”, or words of like import referring to the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.
12.Miscellaneous.
(a)This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
(b)Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
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(c)Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
(d)Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or New Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
(e)The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.
(f)This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.
[remainder of this page intentionally left blank].
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IN WITNESS WHEREOF, New Borrower and Agent have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

NEW BORROWER:	_____________, a _________________

	By:	__________________________________
	Name:	__________________________________
	Title:	__________________________________

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	__________________________________
	Name:	__________________________________
	Title:	__________________________________

Exhibit A

Schedule 4.1(b)
CAPITALIZATION OF BORROWERS

Schedule 4.1(c)
CAPITALIZATION OF BORROWERS’ SUBSIDIARIES

SCHEDULE 2.12
TO
CREDIT AGREEMENT
SOFR Replacement
Defined terms used in this Schedule 2.12 that are not otherwise defined in this Agreement are set forth at the end of this Schedule 2.12.
1.Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower without any further action or consent of any other party, so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.
2.Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
3.Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Agent pursuant to this Schedule 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Agent’s sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Schedule 2.12.
4.Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Agent may (a) declare that SOFR Rate Loans will not thereafter be made by any Lender, such that any request for a SOFR Rate Loan from Lenders shall be deemed to be a request for a Base Rate Loan and (b) require that all outstanding SOFR Rate Loans be converted to Base Rate Loans immediately, in which event all outstanding SOFR Rate Loans shall be so converted and shall bear interest at the Base Rate in effect from time to time, plus the Applicable Margin. The Base Rate in effect from time to time plus the Applicable Margin shall replace the then-current Benchmark for any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period.
5.Certain Defined Terms. As used in this Schedule 2.12:
“Benchmark” means, initially, Daily Simple SOFR, provided, that, if a Benchmark Transition Event, has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Schedule 2.12.

“Benchmark Administrator” means, initially, the Federal Reserve Bank of New York, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.
“Benchmark Replacement” means the sum of: (a) the alternate rate of interest that has been selected by Agent as the replacement for the then-current Benchmark; and (b) the spread adjustment or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent, in each case, giving due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, that, if the Benchmark Replacement as determined as provided above would be less than zero, then the Benchmark Replacement shall be deemed to be zero.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the Benchmark Administrator permanently or indefinitely ceases to provide the Benchmark; or
(b)in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which the Benchmark has been determined and announced by the regulatory supervisor for the Benchmark Administrator to be no longer representative of underlying markets; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if the Benchmark continues to be provided on such date.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (a) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (b) the Benchmark is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Benchmark for all purposes hereunder in accordance with this Schedule 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to this Schedule 2.12.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.